UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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2018 PROXY STATEMENT & Notice of Annual Meeting February 1, 2019-Dublin, Ireland NEW APPLIED NOW accenture

Accenture December [7], 2018 DEAR FELLOW SHAREHOLDER: You are cordially invited to join Accenture plc's Board of Directors and senior leadership at the 2019 annual general meeting of shareholders, which will be held at 12:00 pm local time on Friday, February 1, 2019. The meeting will be held at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. The attached notice of the 2019 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote FOR" each of the proposals as listed on the attached notice. You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials. Thank you for your continued support. Sincerely, PIERRE NANTERME Chairman & CEO

ACCENTURE 2018 PROXY STATEMENT

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE

Friday, February 1, 2019

TIME

12:00 pm local time

PLACE

The Dock, 7 Hanover Quay

Grand Canal Dock, Dublin 2, Ireland

RECORD DATE

December 3, 2018

AVAILABILITY OF MATERIALS

The proxy statement, our Annual Report for the fiscal year ended August 31, 2018 and our Irish financial statements are available at www.proxyvote.com

◥

YOUR VOTE IS IMPORTANT To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

INTERNET Online at www.proxyvote.com

TELEPHONE Call 1 (800) 690-6903 from the United States and Canada

MAIL Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope.

QR CODE Scan this QR code. Additional software may be required for scanning

ITEMS OF BUSINESS

1.	By separate resolutions, re-appoint the 11 director nominees described in the proxy statement

2.	Approve, in a non-binding vote, the compensation of our named executive officers

3.

Ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture plc (the “Company”) and to authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine KPMG’s remuneration

ANNUAL IRISH LAW PROPOSALS:

4.	Grant the Board the authority to issue shares under Irish law

5.	Grant the Board the authority to opt-out of pre-emption rights under Irish law

6.	Determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.

During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2018.

We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers about the Annual Meeting” on page 67 of the proxy statement.

By order of the Board of Directors,

JOEL UNRUCH

Corporate Secretary

December 7, 2018

ACCENTURE 2018 PROXY STATEMENT

TABLE OF

ACCENTURE 2018 PROXY STATEMENT	Table of Contents

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ACCENTURE 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 14, 2018. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

MATTERS TO BE VOTED UPON

The following table summarizes the proposals to be voted upon at the 2019 Annual General Meeting of Shareholders to be held on February 1, 2019 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals		Required Approval	Board Recommendation	Page Reference

1.	Re-Appointment of Directors	Majority of Votes Cast	FOR each nominee	15

2.	Advisory Vote to Approve Executive Compensation	Majority of Votes Cast	FOR	30

3.	Ratify the Appointment and Remuneration of Auditors	Majority of Votes Cast	FOR	62

4.	Grant Board Authority to Issue Shares	Majority of Votes Cast	FOR	64

5.	Grant Board Authority to Opt-Out of Pre-emption Rights	75% of Votes Cast	FOR	65

6.	Determine Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	FOR	66

CORPORATE GOVERNANCE HIGHLIGHTS

Accenture (the “Company”) has a history of strong corporate governance. The Company believes good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

• Annual election of directors

• 100% independent Board committees

• Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting

• 10 of our 11 director nominees are independent

• Strong independent lead director, elected by the independent directors

• Annual board, committee and individual director evaluations and self-assessments

• Active shareholder engagement

• Regular executive sessions, where independent directors meet without management present

• Robust director selection process resulting in a diverse and international Board in terms of gender, ethnicity, experience, skills and tenure

• Policy on political contributions and lobbying

• Board takes active role in Board succession planning and is committed to Board refreshment

• Adopted proxy access

◥

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

Snapshot of Director Nominees

Our director nominees exhibit a mix of skills, experience, diversity and perspectives:

BOARD DIVERSITY

KEY DIRECTOR SKILLS

GLOBAL EXPERTISE	SENIOR LEADERSHIP EXPERIENCE	INNOVATION AND TECHNOLOGY	FINANCIAL EXPERTISE	INVESTMENT EXPERTISE	PUBLIC COMPANY BOARD EXPERIENCE

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards

Jaime Ardila	63	2013	Retired Executive Vice President and President, South America, General Motors Company	🌑	• Audit • Finance (C)	2

Herbert Hainer	64	2016	Retired CEO, adidas AG	🌑	• Compensation • Finance	2

Marjorie Magner*	69	2006	Partner, Brysam Global Partners, LLC	🌑	• Compensation (C) • Nominating & Governance	1

Nancy McKinstry	59	2016	Chairman & CEO, Wolters Kluwer N.V.	🌑	• Compensation • Nominating & Governance	1

Pierre Nanterme	59	2010	Chairman & CEO, Accenture plc	—	—	—

Gilles C. Pélisson	61	2012	Chairman & CEO, TF1 Group	🌑	• Nominating & Governance (C)	1

Paula A. Price	57	2014	CFO, Macy’s, Inc.	🌑	• Audit (C) • Compensation	1

Venkata (Murthy) Renduchintala	53	2018	Chief Engineering Officer, Intel Corporation	🌑	• Audit	—

Arun Sarin	64	2015	Retired CEO, Vodafone Group Plc	🌑	• Compensation • Nominating & Governance	2

Frank K. Tang	50	2014	Chairman & CEO, FountainVest Partners	🌑	• Finance	1

Tracey T. Travis	56	2017	CFO, The Estee Lauder Companies	🌑	• Audit • Finance	—

*Lead Independent Director					(C) Committee Chair

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

FINANCIAL HIGHLIGHTS

Fiscal 2018 Company Performance

In fiscal 2018, the Company delivered broad-based revenue growth, record new bookings and strong free cash flow, while returning significant cash to our shareholders.	◥

NET REVENUES	NEW BOOKINGS

$39.6B

An increase of 14 percent in U.S. dollars and 10.5 percent in local currency from fiscal 2017. Includes approximately $23 billion from digital, cloud and security services—up approximately 25 percent in local currency

$42.8B An increase of 15 percent in U.S. dollars and 12 percent in local currency from fiscal 2017

DILUTED EARNINGS PER SHARE	OPERATING MARGIN

$6.34

After excluding $0.40 in charges related to tax law changes in fiscal 2018 and a $0.47 pension settlement charge in fiscal 2017, adjusted EPS of $6.74 increased 14 percent from adjusted EPS of $5.91 in fiscal 2017

14.8% Consistent with adjusted operating margin of 14.8 percent for fiscal 2017, which excludes a 150 basis-point impact from the pension settlement charge in fiscal 2017

FREE CASH FLOW	CASH RETURNED TO SHAREHOLDERS
$5.4B Defined as operating cash flow of $6.0 billion net of property and equipment additions of $619 million	$4.3B Defined as cash dividends of $1.7 billion plus share repurchases of $2.6 billion

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

Historical Financial Performance

Driving Shareholder Value Through Sustained Financial Performance

For the 3-year period from the end of fiscal 2015 through fiscal 2018, our performance demonstrates our focus on delivering shareholder value.

DURABLE REVENUE GROWTH 8% CAGR[1] in US Dollars 9% CAGR in local currency NET REVENUES 1 “CAGR” means Compound Annual Growth Rate

OPERATING MARGIN EXPANSION

50 Basis Point Expansion on a GAAP basis

30 Basis Point Expansion on an adjusted basis

OPERATING MARGIN

 GAAP Operating Margin %      Adjusted Operating Margin %

2   FY15 adjusted operating margin of 14.5% excludes the impact of a $64 million pension settlement charge

STRONG EARNINGS GROWTH

10% CAGR on a GAAP basis

12% CAGR on an adjusted basis

EARNINGS PER SHARE

 GAAP EPS      Adjusted EPS

3   FY15 adjusted diluted EPS of $4.82 excludes the impact of a pension settlement charge ($0.06 per share)

4   FY18 adjusted diluted EPS of $6.74 excludes the impact of tax law changes ($0.40 per share)

SIGNIFICANT CASH RETURNED TO SHAREHOLDERS SINCE FISCAL 2015 9% CAGR dividends per share $2.6B average repurchases per year CASH RETURNED TO SHAREHOLDERS

TOTAL SHAREHOLDER RETURN[5]

5   The performance graph above shows the cumulative total shareholder return on our Class A shares for the period starting on August 31, 2015, and ending on August 31, 2018. This is compared with the cumulative total returns over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index. The graph assumes that, on August 31, 2015, $100 was invested in our Class A shares and $100 was invested in each of the other two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

See “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 73.

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

2018 INVESTMENT HIGHLIGHTS

We continue to invest significantly in our business, including in the following key areas:

INVESTMENTS IN ACQUISITIONS	DEVELOPING TALENT
$658M Strategic investments to further enhance our differentiation and competitiveness, of which 70% was deployed to extend our leadership position in Accenture Digital	$927M Investment in learning and professional development, which represents a year-over-year increase in total training hours

RESEARCH AND INNOVATION	PATENTS AND PATENT APPLICATIONS
$791M Creating, commercializing and disseminating innovative business strategies and technology solutions	6,800+ Protecting our innovative and differentiated technology solutions through more than 700 new patent applications filed and 680 new patents granted in fiscal 2018

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

OUR STRATEGY

We are focused on differentiating Accenture in the new digital world—to help clients disrupt rather than be disrupted, and to capture new growth opportunities in a very competitive environment. We leverage the following 6 building blocks to deploy our services at scale to support large, global clients across key markets and industries around the world:

DIFFERENTIATORS BUSINESS ARCHITECTURE Combining end-to-end capabilities at scale across our businessesstrategy, consulting, digital, technology and operationswith deep industry expertise to drive large-scale transformation for our clients INNOVATION ARCHITECTURE Leveraging our structured approach to continuous innovationfrom research, ventures and labs to studios, innovation centers and delivery centersto collaborate with our clients and partners to develop disruptive innovations ROTATION TO THE NEW Investing in new, high-growth areasparticularly in digital, cloud and security related services to extend our market position, drive our differentiation and competitiveness, and capture the next waves of growth ENABLERS LEADERSHIP Attracting and inspiring the best people, investing to further develop their highly specialized skills, and building the best leadership team in our industry ECOSYSTEM Leveraging our unique position as the leading partner of key ecosystem players, to bring the latest technologies and deliver innovative and industry-specific solutions to our clients INVESTMENTS Investing early and at scale in strategic acquisitions, in building assets and solutions, and in hiring, training, and developing the most relevant talent to accelerate our strategy and further enhance our differentiation 50/50 GENDER-BALANCE BY 2025 180,000+ WOMEN EMPLOYEES IN 2018 UP FROM 130,000 IN 2015

Advancing Inclusion & Diversity

Our commitment to inclusion and diversity is unwavering and we embrace diversity as a source of innovation, creativity and competitive advantage. We strive to create a truly human environment where people experience a real sense of belonging, and where they can be who they are, and be their best, professionally and personally.

We are making progress on our path to achieving a gender-balanced workforce by 2025. At the end of fiscal 2018, approximately 42 percent of our people were women, up from 36 percent in 2014. Additionally, we strive to ensure that all our people—women and men—are compensated fairly and equitably from the moment we hire them through the milestones of their careers here. When we see a disparity for any of our people—women or men—we fix it.

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

COMPENSATION PRACTICES (page 36)

The Compensation Committee oversees the design and administration of the Company’s compensation programs. The Compensation Committee believes that a well-designed, consistently applied compensation program is fundamental to the long-term creation of shareholder value. The following table summarizes some highlights of our compensation practices that drive our named executive officer compensation programs:

WHAT WE DO		◥

   Align our executive pay with performance

   Set very challenging performance objectives

   Appropriately balance short- and long-term incentives

   Align executive compensation with shareholder returns through performance-based equity incentive awards

   Use appropriate peer groups when establishing compensation

   Implement meaningful equity ownership guidelines

   Include caps on individual payouts in short- and long-term incentive plans

   Include a clawback policy for our cash and equity incentive awards

   Include non-solicitation and non-competition provisions in award agreements, with a clawback of equity under specified circumstances

   Mitigate potential dilutive effects of equity awards through our share repurchase programs

   Hold an annual “say-on-pay” advisory vote

   Conduct an annual compensation risk review and assessment

   Retain an independent compensation consultant

WHAT WE DON’T DO		◥

  No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

  No “golden parachutes,” change in control payments or excise tax gross-ups

  No change in control “single trigger” equity acceleration provisions

No dividends or dividend equivalents paid until vesting No hedging or pledging of company shares No supplemental executive retirement plan No excessive perquisites

SAY-ON-PAY (page 38)

Shareholders continued to show strong support of our executive compensation programs, with approximately 95% of the votes cast for the approval of the “say-on-pay” proposal at our 2018 annual general meeting of shareholders.

◥

ACCENTURE 2018 PROXY STATEMENT	Proxy Statement Summary

2018 CEO TOTAL COMPENSATION MIX (page 40)

Our compensation program is designed to reward executives for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of shareholder value, and to provide executives with an incentive to continue to expand their contributions to Accenture. The following reflects the mix of pay for our chairman and chief executive officer, Pierre Nanterme, for fiscal 2018 performance:

CHAIRMAN & CEO FISCAL 2018 COMPENSATION DECISIONS

PAY-FOR-PERFORMANCE (page 37)

The Compensation Committee believes that total realizable compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance. As the graph below shows, the Company’s performance with respect to total shareholder return over a 3-year period was at the 76th percentile among the companies in our peer group. The realizable total direct compensation for our chairman and chief executive officer was in the 62nd percentile, which indicates that pay and performance are aligned. See page 37 for a definition of realizable total direct compensation.

ACCENTURE 2018 PROXY STATEMENT	1

CORPORATE GOVERNANCE	The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its Committees. The Board regularly (and at least annually) reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents		◥

The following materials are accessible through the Governance Principles section of our website at https://accenture.com/us-en/company-principles:

• Corporate Governance Guidelines • Code of Business Ethics	• Committee Charters • Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through our website on a timely basis.

CORPORATE GOVERNANCE PRACTICES

Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following, among other things:

Annual election of all directors	All of our directors are elected annually.

Authority to call special meetings	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.

No shareholder rights plan (“poison pill”)	The Company does not have a poison pill.

Adopted a proxy access right	Eligible shareholders can (subject to certain requirements) include their own director nominees in our proxy materials.

Independent Board	All of our directors are independent except for our chairman and chief executive officer.

100% independent Board committees	Each of our 4 committees is made up solely of independent directors. Each standing committee operates under a written charter that has been approved by the Board.

Strong independent lead director, elected by the independent directors

We have an independent lead director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	2

Annual Board, committee and individual director self-assessment process

The Nominating & Governance Committee conducts a confidential survey of the Board and its committees each year. The lead director and chair of the Nominating & Governance Committee also conduct a self-assessment interview with each Board member that is designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Commitment to Board refreshment

Our Board takes an active role in Board succession planning and is committed to Board refreshment and works towards creating a balanced Board with both fresh perspectives and deep experience. The current average tenure of our 11 director nominees is 4.7 years.

Robust director selection process	Our Board has a robust director selection process resulting in a diverse and international Board in terms of gender, ethnicity, experience, skills and tenure.

Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives.

Robust Code of Business Ethics

Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability. Contents of our Code of Business Ethics are intuitively organized by 6 fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen.

Clawback policy

We maintain a clawback policy applicable to our chairman and chief executive officer, global management committee members (the Company’s primary management and leadership team, which consists of approximately 20 of our most senior leaders other than our chairman and chief executive officer) and approximately 240 of our most senior leaders, which provides for the recoupment of incentive cash bonus and equity-based compensation in the event of a financial restatement under specified circumstances.

Equity ownership requirements

Each named executive officer is required to hold Accenture equity with a value equal to at least 6 times his or her base compensation by the 5th anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants within 3 years of joining the Board.

Prohibition on hedging or pledging of company stock

Our directors and all employees are prohibited from entering into hedging transactions, and our directors, our chairman and chief executive officer, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	3

LEADERSHIP STRUCTURE

Pierre Nanterme, our chief executive officer, also serves as the chairman of our Board. Our Corporate Governance Guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the independent directors of the Board will designate one of the independent directors to serve as the lead director. Marjorie Magner has served as our independent lead director since January 31, 2014. The Board has determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, serves the best interests of Accenture and its shareholders at this time. The Board believes that in light of Mr. Nanterme’s knowledge of Accenture and our industry, which has been built up over 35 years of experience with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

LEAD DIRECTOR; EXECUTIVE SESSIONS

The lead director helps ensure there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The responsibilities of the lead director, which are described in the Company’s Corporate Governance Guidelines, include, among others:

Board Matter	Responsibility

Agendas

Providing input on issues for Board consideration, helping set and approving the Board agenda, ensuring that adequate information is provided to the Board, helping ensure that there is sufficient time for discussion of all agenda items and approving schedules for Board meetings.

Board meetings	Presiding at all meetings of the Board at which the chairman is not present.

Executive sessions	Authority to call meetings of independent directors and presiding at all executive sessions of the independent directors.

Communicating with directors	Acting as a liaison between the independent directors and the chairman and chief executive officer.

Communicating with shareholders	If requested by major shareholders, being available for consultation and direct communication. Serving as a liaison between the Board and shareholders on investor matters.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, our independent directors meet separately in executive session at each regularly scheduled in-person Board meeting. Our independent directors held 4 executive sessions during fiscal 2018, all of which were led by the lead director.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	4

DIRECTOR INDEPENDENCE

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees and that the Board shall affirmatively determine that, to be considered independent, a director must not have any direct or indirect material relationship with Accenture. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulation or NYSE listing standards.

In making its independence recommendations, the Nominating & Governance Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between us and our subsidiaries and the directors and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated (including those identified through our annual directors’ questionnaires). Furthermore, the Nominating & Governance Committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.

Based on its analysis, the Nominating & Governance Committee recommended, and the Board determined that, other than Pierre Nanterme, each of our directors (Jaime Ardila, Charles H. Giancarlo, Herbert Hainer, Marjorie Magner, Nancy McKinstry, Gilles C. Pélisson, Paula A. Price, Venkata (Murthy) Renduchintala, Arun Sarin, Frank K. Tang and Tracey T. Travis) is independent under all applicable standards, including those applicable to committee service. The Board concurred in these recommendations. In reaching its determinations, the Nominating & Governance Committee and the Board considered the following:

•

During fiscal 2018, Charles H. Giancarlo, Nancy McKinstry, Gilles C. Pélisson, Paula A. Price, Venkata (Murthy) Renduchintala and Tracey T. Travis were employed by organizations that do business with Accenture. The amount received by Accenture or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.

•	Each of Ms. Price and Ms. Travis is a director of a non-profit organization to which Accenture made charitable contributions of less than $120,000 during fiscal 2018.

•	In addition, the Board determined that William L. Kimsey, who was not subject to re-appointment at the 2018 Annual Meeting, was independent during the period he served on the Board during fiscal 2018.

STRATEGIC OVERSIGHT

The Board is responsible for providing governance and oversight regarding the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s 4 standing committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy retreat during which members of Accenture Leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	5

RISK OVERSIGHT

The Board is responsible for overseeing the Company’s enterprise risk management (“ERM”) program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management.

The Company’s chief operating officer, who is a member of our global management committee and reports to our chief executive officer, coordinates the Company’s ERM program. The responsibility for managing each of the highest-priority risks is assigned to one or more members of our global management committee. The Company’s ERM program is designed to identify, assess and manage the Company’s risk exposures. As part of its ERM program, the Company:

•	identifies its material operational, strategic and financial risks;

•	develops plans to monitor, manage and mitigate these risks; and
•	evaluates and prioritizes these risks by taking into account many factors, including the potential impact of risk events should they occur, the likelihood of occurrence and the effectiveness of existing risk mitigation strategies.

THE BOARD	◥

The Board plays a direct role in the Company’s ERM program. In that regard, the Board receives quarterly reports from the chairs of each of the Board’s committees, which include updates when appropriate, with respect to the risks overseen by the respective committees. In addition, the chief operating officer briefs the Board annually and provides a detailed review of the Company’s ERM program, including the annual risk assessment process, program scope and status of priority risks, among other things. The committees of the Board oversee specific areas of the Company’s risk management, which are described below.

AUDIT COMMITTEE	◥

The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial risk exposures, along with the monitoring and control of these exposures. As needed, the committee reviews the risks believed to be the most important and, at a minimum, the chief operating officer provides the Audit Committee an annual review of the ERM program as a whole. The Audit Committee also discusses with the chairs of the Finance and Compensation Committees the risk assessment process for the risks overseen by those committees on at least an annual basis.

COMPENSATION COMMITTEE	◥

The Compensation Committee reviews, and discusses with management, management’s assessment of certain risks, including whether any risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

FINANCE COMMITTEE	◥

The Finance Committee reviews and discusses with management financial-related risks facing the Company, including foreign exchange, counterparty and liquidity-related risks, major acquisitions, and the Company’s insurance and pension exposures.

NOMINATING & GOVERNANCE COMMITTEE	◥
The Nominating & Governance Committee evaluates the overall effectiveness of the Board, including its focus on the most critical issues and risks.

As described above, the Board actively oversees a number of risks, which include cybersecurity risks. The Audit Committee, which is responsible for risk oversight, is continually updated by the chief operating officer regarding ERM, including cybersecurity concerns and the Company’s approach to managing cybersecurity risks. The chief information security officer also regularly presents to the Audit Committee regarding cybersecurity.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	6

BOARD MEETINGS

During fiscal 2018, the Board held 5 meetings, 4 of which were held in person. The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities.

During fiscal 2018, all of our incumbent directors attended at least 75% of the meetings of the Board and of the committees on which they served, except for Venkata (Murthy) Renduchintala, who joined our Board in the third quarter of fiscal 2018.

◥

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

All of our Board members who served on the Board at the time of our 2018 annual general meeting of shareholders attended that meeting.

COMMITTEES OF THE BOARD

The Board has an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating & Governance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these 4 standing committees. Each committee consists entirely of independent, non-employee directors. The charter of each committee provides that non-management directors who are not members of such committee may nonetheless attend the meeting of that committee, but may not vote. The table below lists the current membership of each committee and the number of meetings held in fiscal 2018.

In support of our belief that diversity with respect to committee tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company, in fiscal 2018, Nancy McKinstry rotated from the Audit Committee to the Compensation Committee, and in fiscal 2019, Marjorie Magner was added to the Nominating & Governance Committee.

Committees

Board Member	Audit	Compensation	Finance	Nominating & Governance
Jaime Ardila(1)	🌑		C
Charles H. Giancarlo(2)			🌑	🌑
Herbert Hainer		🌑	🌑
Marjorie Magner(3)(4)		C		🌑
Nancy McKinstry(5)		🌑		🌑
Gilles C. Pélisson				C
Paula A. Price(1)	C	🌑
Venkata (Murthy) Renduchintala(6)	🌑
Arun Sarin		🌑		🌑
Frank K. Tang			🌑
Tracey T. Travis(1)	🌑		🌑
Number of Meetings in Fiscal 2018	9	6	6	6

🌑 Member        C Chair

(1)	Audit Committee Financial Expert as defined under SEC rules.

(2)	Not subject to re-appointment at the Annual Meeting.

(3)	Lead director of the Board.

(4)	Joined the Nominating & Governance Committee on October 24, 2018.

(5)	Joined the Compensation Committee on April 12, 2018.

(6)	Joined the Audit Committee on April 12, 2018.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	7

AUDIT

COMMITTEE

The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements and internal controls.

◥

The Audit Committee’s primary responsibilities include the oversight of the following:

• the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;

• the Company’s compliance with legal and regulatory requirements;

• the independent auditor’s qualifications and independence; and

• the performance of the Company’s internal audit function and independent auditors.

The Board has determined that each member of the Audit Committee meets the financial literacy and independence requirements of the Securities & Exchange Commission (the “SEC”) and the NYSE applicable to audit committee members and that each of Jaime Ardila, Paula A. Price and Tracey T. Travis also qualifies as an “audit committee financial expert” for purposes of SEC rules. Further, the Board has determined that each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing to satisfy the requirements for audit committees required by the Companies Act 2014.

No member of the Audit Committee may serve on the audit committee of more than 3 public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with NYSE requirements. No member of the Audit Committee currently serves on the audit committees of more than 3 public companies, including Accenture.

MEMBERS (ALL INDEPENDENT): Paula A. Price (Chair) Jaime Ardila Venkata (Murthy) Renduchintala (Joined April 12, 2018) Tracey T. Travis

FINANCE

COMMITTEE

The Finance Committee acts on behalf of the Board with respect to, among other things, the oversight of the Company’s capital and treasury activities.	◥

The Finance Committee’s primary responsibilities include the oversight of the Company’s:

• capital structure and corporate finance strategy and activities;

• share redemption and purchase activities;

• treasury function, investment management and financial risk management;

• defined benefit and contribution plan investment planning;

• insurance plans; and

• major acquisitions, dispositions, joint ventures or similar transactions.

MEMBERS (ALL INDEPENDENT): Jaime Ardila (Chair) Charles H. Giancarlo (Not subject to re-appointment at the Annual Meeting) Herbert Hainer Frank K. Tang Tracey T. Travis

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	8

NOMINATING & GOVERNANCE

COMMITTEE

The Nominating & Governance Committee is responsible for, among other things, overseeing the Company’s corporate governance practices and processes.	◥

The Nominating & Governance Committee’s primary responsibilities include oversight of the following:

• assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;

• making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

• overseeing the Company’s chief executive officer succession planning process;

• together with the Compensation Committee, conducting an annual review of the Company’s chief executive officer and non-independent chairman;

• developing and recommending to the Board a set of corporate governance principles, including independence standards; and

• taking a leadership role in shaping the corporate governance of the Company.

Consistent with its duties and responsibilities, the Nominating & Governance Committee conducts an annual confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees.

MEMBERS (ALL INDEPENDENT): Gilles C. Pélisson (Chair) Charles H. Giancarlo (Not subject to re-appointment at the Annual Meeting) Marjorie Magner (Joined October 24, 2018) Nancy McKinstry Arun Sarin

Board and Committee Assessments—A Multi-Step Process
CONFIDENTIAL EVALUATIONS	◥

At least annually, each committee undertakes an evaluation of its performance and the performance of its members, in accordance with its respective committee charter. Each director also undertakes an evaluation of the Board more generally as well as the lead director.

INTERVIEWS	◥

The lead director and chair of the Nominating & Governance Committee also conduct a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

BOARD SUMMARY	◥
Summaries of the committee, Board and lead director evaluations are provided to the Board.

FEEDBACK INCORPORATED	◥
Policies and practices are updated as appropriate as a result of director feedback.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	9

COMPENSATION

COMMITTEE

The Compensation Committee acts on behalf of the Board to set the compensation of our chairman and chief executive officer and members of our global management committee and provides oversight of the Company’s global compensation philosophy, policies and programs. The Committee is also responsible for, among other things, overseeing the Company’s equity compensation plans.

◥

The Compensation Committee’s primary responsibilities include the oversight of the following:

• together with the Nominating & Governance Committee, conducting an annual review of the Company’s chairman and chief executive officer;

• setting the compensation of our chairman and chief executive officer and members of our global management committee;

• overseeing the Company’s equity-based plans; and

• reviewing and making recommendations to the full Board regarding Board compensation.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

MEMBERS (ALL INDEPENDENT): Marjorie Magner (Chair) Herbert Hainer Nancy McKinstry (Joined April 12, 2018) Paula A. Price Arun Sarin

OVERSIGHT OF COMPENSATION

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our chairman and chief executive officer, members of our global management committee and directors:

•	Compensation Committee. Our Compensation Committee makes the final determination regarding the annual compensation of our chairman and chief executive officer and members of our global management committee, taking into consideration, among other factors, an evaluation of each individual’s performance, the recommendation of the chairman and chief executive officer regarding the compensation of the members of our global management committee and the advice of the Compensation Committee’s independent compensation consultant as described below. In addition, our Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the Board with respect to the appropriateness of the compensation paid to our independent directors, and the full Board then reviews these recommendations and makes a final determination on the compensation of our independent directors.
•	Nominating & Governance Committee. Together with the Compensation Committee, which is chaired by the lead director, the Nominating & Governance Committee reviews the performance of, and provides a performance rating for, our chairman and chief executive officer.

•	Chairman and Chief Executive Officer. The chairman and chief executive officer provides the Compensation Committee with an evaluation of the performance of each member of our global management committee, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

•	Chief Leadership & Human Resources Officer. Our chief leadership & human resources officer solicits input from members of our global management committee and other senior leaders of the Company regarding the performance of our chairman and chief executive officer to aid the Compensation Committee and Nominating & Governance Committee in the review of his performance.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	10

ROLE OF COMPENSATION CONSULTANTS

The Compensation Committee has engaged Pay Governance LLC (“Pay Governance”) to serve as the Compensation Committee’s independent compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive compensation. With respect to executive compensation, as requested by the Compensation Committee, Pay Governance advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to the compensation of our chairman and chief executive officer and the members of our global management committee. Pay Governance also provides input for the Compensation Committee to consider regarding the final compensation packages of our chairman and chief executive officer, as discussed under “Executive Compensation—Compensation Discussion and Analysis—Process for Determining Executive Compensation.” In addition, Pay Governance provides input to the Compensation Committee for its annual review of director compensation, as discussed under “Director Compensation.”

Management separately receives benchmarking information with respect to the members of our global management committee from its compensation consultant, Willis Towers Watson plc (“Willis Towers Watson”). This information is based on a benchmarking approach developed by Willis Towers Watson and Pay Governance and is used by the chairman and chief executive officer in making his recommendations to the Compensation Committee with respect to the compensation of the members of our global management committee. The Compensation Committee also reviews this report. While Willis Towers Watson also acts as management’s compensation consultant in various capacities with respect to our global workforce of approximately 459,000 employees and assists management in formulating its compensation recommendations for members of our global management committee, the Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest. The Compensation Committee has assessed the independence of Pay Governance pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy, which provides that all related person transactions covered by the policy must be reviewed and approved or ratified by the Board or by the Nominating & Governance Committee. The Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement.

The Nominating & Governance Committee or the Board, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law. In reviewing related person transactions, the Nominating & Governance Committee or the Board will consider all relevant facts and circumstances, including, among others:

•	the nature of the related person’s interest in the transaction and the material terms of the transaction;

•

whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and

•	whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	11

Certain Related Person Transactions

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners of 5% or more of our Class A ordinary shares and, as a result, are considered “related persons” under the Related Person Transactions Policy. We may conduct business with these organizations in the ordinary course. During fiscal 2018, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities. Each of the following transactions was entered into on an arm’s-length basis in the ordinary course and in accordance with our Related Person Transactions Policy described above:

•	We provided consulting and outsourcing services to The Vanguard Group (“Vanguard”), which, together with its affiliates, beneficially owned approximately 8.1% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on February 8, 2018. Accenture recorded revenues of approximately $13.6 million for these services. In addition, Vanguard and its affiliates received investment management fees totaling approximately $3.6 million with respect to mutual funds offered under the Company’s global retirement programs.

•	We provided consulting and outsourcing services to BlackRock, Inc. (“BlackRock”), which, together with its affiliates, beneficially owned approximately 6.1% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on January 30, 2018. Accenture recorded revenues of approximately $283,000 for these services. In addition, BlackRock and its affiliates received investment management fees totaling approximately $1.5 million with respect to mutual funds offered under the Company’s global retirement programs.
•	We provided consulting and outsourcing services to MFS Investment Management (also known as Massachusetts Financial Services Company or “MFS”), which, together with its affiliates, beneficially owned approximately 6.0% of our outstanding Class A ordinary shares based on information contained in a Notification of Holdings under Irish law provided to Accenture on March 19, 2018. Accenture recorded revenues of approximately $6.5 million for these services. In addition, MFS and its affiliates received investment management fees totaling approximately $1.1 million with respect to mutual funds offered under the Company’s global retirement programs.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	12

SHAREHOLDER ENGAGEMENT

We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through the engagement, we leverage the discussions to cover topics of interest to our shareholders, including related to our strategy, compensation, Board and other governance topics.

This year, as part of our recurring engagement with shareholders, our outreach included, among other things, discussion around our commitment to corporate citizenship and environmental, social and governance matters. In a combined effort with Investor Relations and our Corporate Citizenship and Legal teams, we reached out to our top 50 shareholders. The discussions occurred in August through October 2018. The feedback received from our shareholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable feedback that helps us inform our decisions and our strategy, when appropriate.

◥

Engaged with holders of more than 40% of our shares outstanding, including

POLITICAL CONTRIBUTIONS AND LOBBYING

Pursuant to the Company’s political contributions and lobbying policy, the Company has a long-standing global policy against making contributions to political parties, political committees or candidates using company resources, even where permitted by law. In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal political contributions on a bipartisan basis to political parties, political committees and candidates. The contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by Accenture Leaders in the United States. The Company does not penalize in any way Accenture Leaders who do not contribute to the PAC.

In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Audit Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available on our website at https://www.accenture.com/us-en/company-political-contributions-policy.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	13

CORPORATE CITIZENSHIP AND SUSTAINABILITY

We operate our business as stewards of a more open, connected and inclusive world. Working closely with our people, our clients and our communities, we apply our unique understanding of technology to develop innovative solutions to business and societal challenges.

OUR COMMITMENT STARTS AT THE TOP	Creating innovative solutions to
improve the way the world
works and lives is our purpose at
Accenture—and the passion of
our people each and every day. Pierre Nanterme Chairman & CEO

To achieve this, we focus on shaping our business in a responsible way and innovating to build more sustainable societies.

SHAPING RESPONSIBLE BUSINESS We are committed to operating ethically with our clients, partners and suppliers and using technology responsibly.	INNOVATING FOR SOCIETY With the expertise of our people, our deep knowledge of technology and our strategic partnerships, we create innovations that help address complex social issues.

• Integrity. As we continue to grow our business, our dedication to integrity, anchored in our core values and our Code of Business Ethics, is more important than ever. We’re proud to have been recognized among Ethisphere’s World’s Most Ethical Companies for 11 consecutive years. In 2018, we published some of our key policies externally to show how we support human rights within our organization.

• Sustainability. We strive to reduce our environmental footprint and to foster sustainable growth for our company and our clients. We are proud to have surpassed two of our 2020 environmental goals well ahead of schedule: we have made a 52 percent reduction in per employee carbon emissions and have improved our energy efficiency by 30% against our 2007 baseline.

• Diversity. We foster an environment where our people can thrive, achieve their full potential and lead with confidence as they pursue our mission. We have been recognized among DiversityInc’s Top 50 Companies for Diversity for 11 consecutive years, including six years in the top 15.

• Technology. Using the power of technology, we are positively impacting people’s lives. Through our Tech4Good initiative, we collaborated with Grameen Foundation India to apply artificial intelligence and augmented reality to help disadvantaged women access financial services. As part of ID2020, we’re using blockchain and biometric technologies to help 1.1 billion individuals without officially recognized identities gain access to critical services.

• Skills to Succeed. Through our Skills to Succeed initiative, we have equipped more than 2.2 million people with the skills to get a job or build a business—and we aim to help more than 3 million people by the end of fiscal 2020. Our free, digital, interactive Skills to Succeed Academy helps disadvantaged young people in the Philippines, the United States, the United Kingdom, Ireland, Australia and South Africa build the skills they need to find and sustain employment.

• Education. We are dedicating more than US$200 million over the next three years to help educate and skill people around the world for the digital age.

Our annual Corporate Citizenship Report explores our goals, progress and performance across our global operations and serves as our Communication on Progress to the United Nations Global Compact. View our most recent report at https://www.accenture.com/corporatecitizenship.

ACCENTURE 2018 PROXY STATEMENT	Corporate Governance	14

COMMUNICATING WITH THE BOARD

The Board welcomes questions and comments. Any interested parties, including shareholders, may submit their communication to our Corporate Secretary. Communications and concerns will be forwarded to the Board, our independent directors as a group or our lead director as determined by our Corporate Secretary.

Address correspondence to: Attention: Corporate Secretary, Accenture, 161 N. Clark Street, Chicago, Illinois, 60601, USA.

Ethics Concerns or Complaints?

Separately, we also have established mechanisms for receiving, retaining and addressing concerns or complaints. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. Employees may raise concerns in a confidential and/or anonymous manner in accordance with the instructions for the Accenture Business Ethics Helpline, which are available on the website at the address below.

Website: https://businessethicsline.com/accenture

ACCENTURE 2018 PROXY STATEMENT	15

PROPOSAL 1: RE-APPOINTMENT OF DIRECTORS

Accenture’s directors are elected at each annual general meeting of shareholders and hold office for 1-year terms or until their successors are duly elected.

All of the director nominees are current Board members. The Nominating & Governance Committee reviewed the performance and qualifications of the directors listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for re-appointment to serve for an additional 1-year term.

Venkata (Murthy) Renduchintala was appointed by the Board as a director effective April 12, 2018 and is subject to re-appointment by our shareholders at the Annual Meeting. In addition, in connection with our efforts to continually refresh the Board, Charles H. Giancarlo is not subject to re-appointment at the Annual Meeting.

All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.

As required under Irish law and our Articles of Association, the resolution in respect of this Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 1 IS AS FOLLOWS:

“By separate resolutions, to re-appoint the following eleven directors: Jaime Ardila; Herbert Hainer; Marjorie Magner; Nancy McKinstry; Pierre Nanterme; Gilles C. Pélisson; Paula A. Price; Venkata (Murthy) Renduchintala; Arun Sarin; Frank K. Tang and Tracey T. Travis.”

The Board recommends that you vote FOR the re-appointment of each of the Boards director nominees listed above.

DIRECTOR CHARACTERISTICS AND SUCCESSION PLANNING

Our Board is committed to regular renewal and refreshment and has continuously enhanced the director recruitment and selection process, resulting in a well-qualified and diverse group of director nominees. As part of that process, the Nominating & Governance Committee regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee seeks to ensure that the Board is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise to guide and oversee Accenture’s strategy, operations and management. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;
•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

In addition, in light of the skills and expertise of the incumbent directors, the committee assesses the contribution that a particular candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy, operations and management.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	16

BOARD DIVERSITY AND TENURE

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee also seeks geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed 7 new directors since 2014.

Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 11 director nominees:

BOARD DIVERSITY

GENDER	ETHNICITY	GLOBAL

SIGNIFICANT BOARD REFRESHMENT	AGE DISTRIBUTION

New Directors Over Past 5 Years	Average Age of Director Nominees Age range: 50 – 70

BOARD TENURE

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	17

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

In considering each director nominee for the Annual Meeting, the Board and the Nominating & Governance Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating & Governance Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.

We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of our director nominees. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board; we look to each director to be knowledgeable in these areas. We have identified below the areas where each director has specific expertise or prominence that he or she brings to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills is set forth in the biographies on pages 19 to 24 of this proxy statement.

OUT OF 11 DIRECTOR NOMINEES

SKILL TOTAL OF 11 GLOBAL EXPERTISE Broad leadership experience with multinational companies or in international markets 11 SENIOR LEADERSHIP EXPERIENCE Served in a senior leadership role at a large organization 11 INNOVATION AND TECHNOLOGY Managing technological change and driving technological innovation 7 FINANCIAL EXPERTISE Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience actively supervising such person(s) 9 INVESTMENT EXPERTISE EXPERIENCE OVERSEEING INVESTMENTS AND INVESTMENT DECISIONS 6 PUBLIC COMPANY BOARD EXPERIENCE Serving on the boards of other public companies 9

PROCESS FOR SELECTING NEW DIRECTORS

To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships. In the case of Venkata (Murthy) Renduchintala, a third-party professional search firm identified him as a potential director nominee. Prior to his nomination, Dr. Renduchintala also met separately with the chairman and chief executive officer, the chair of the Nominating & Governance Committee and the lead director, who initially considered his candidacy. In addition, the professional search firm retained by the Nominating & Governance Committee verified information about the prospective candidate. A background check was also completed before a final recommendation was made to the Board. Dr. Renduchintala also met separately with other members of the Board, and after review and discussion with each of these directors, the Nominating & Governance Committee recommended, and the Board approved, Dr. Renduchintala’s appointment as a director.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	18

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Accenture’s orientation program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, key industry and competitive factors, the legal and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. Accenture will either provide or pay for ongoing director education.

PROCESS FOR SHAREHOLDERS TO RECOMMEND DIRECTOR NOMINEES

Our Corporate Governance Guidelines and Articles of Association address the processes by which shareholders may recommend director nominees, and the policy of the Nominating & Governance Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Mr. Gilles C. Pélisson, chair of the Nominating & Governance Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: Corporate Secretary. As provided for in our Corporate Governance Guidelines, the Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation and Article 84(b) prescribes certain other requirements if an eligible shareholder wishes to have their nominee included in our proxy materials for our annual general meeting (see “Additional Information—Submission of Future Shareholder Proposals” for additional details on how to submit a director nominee for our 2020 annual general meeting).

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	19

DIRECTOR BIOGRAPHIES

Set forth below are the biographies of our director nominees up for reelection at the Annual Meeting.

JAIME

ARDILA

DIRECTOR SINCE 2013 INDEPENDENT 63 YEARS OLD AUDIT COMMITTEE (Member) FINANCE COMMITTEE (Chair)

Jaime Ardila was formerly the executive vice president of automobile manufacturer General Motors Company (“GM”), president of GM’s South America region and was a member of GM’s executive committee, from 2010 until his retirement in March 2016. He previously served as president and managing director of GM’s operations in Brazil, Argentina, Uruguay and Paraguay from November 2007 to June 2010. Prior to serving in that role, he served as vice president and chief financial officer of GM’s Latin America, Africa and Middle East region from March 2003 to October 2007, as president and managing director of GM Argentina from March 2001 to February 2003, and as president of GM Colombia from March 1999 to March 2001. Mr. Ardila joined GM in 1984 and held a variety of financial and senior positions with the company, primarily in Latin America, as well as in Europe and the United States. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N M Rothschild & Sons Ltd and then rejoined GM in 1998 as president of GM Ecuador.

Mr. Ardila is vice chairman of the board of Ecopetrol S.A. and chairman of the board of Goldman Sachs BDC, Inc.

SPECIFIC EXPERTISE: Mr. Ardila brings to the Board significant managerial, operational and global experience as a result of the various senior positions he has held with GM, including as executive vice president of GM and president of GM South America. The Board also benefits from his broad experience in manufacturing and knowledge of the Latin American market.

HERBERT

HAINER

DIRECTOR SINCE 2016 INDEPENDENT 64 YEARS OLD COMPENSATION COMMITTEE (Member) FINANCE COMMITTEE (Member)

Herbert Hainer was the chief executive officer of the sporting goods company adidas AG (“adidas”) from March 2001 until his retirement in September 2016. Mr. Hainer was also a member of the adidas executive board from March 1997 until his retirement. Mr. Hainer previously served as senior vice president of sales and logistics of adidas in Europe, Africa and the Middle East from 1996 until March 1997. Prior to serving in that role, he served as managing director of sales and logistics of adidas Germany from 1993 until 1995 and prior to that as national sales director of adidas Germany from 1991 until 1993. Mr. Hainer joined adidas in 1987 and held a variety of senior positions with the company. From 1979 to 1987, Mr. Hainer served as division manager sales and marketing Germany of Procter & Gamble GmbH.

Mr. Hainer is a director of Deutsche Lufthansa AG and Allianz SE.

SPECIFIC EXPERTISE: Mr. Hainer brings to the Board significant managerial, operational and global experience as a result of the various senior positions he held during his tenure with adidas, including as its chief executive officer. The Board also benefits from his experience in sales, knowledge of the European market and significant experience in international business.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	20

MARJORIE

MAGNER

DIRECTOR SINCE 2006 INDEPENDENT LEAD DIRECTOR 69 YEARS OLD COMPENSATION COMMITTEE (Chair) NOMINATING & GOVERNANCE COMMITTEE (Member)

Marjorie Magner has been our lead director since January 2014. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded in 2007 that invests in financial services companies. She was the chairman and chief executive officer, Global Consumer Group, of Citigroup Inc. from 2003 to October 2005. Ms. Magner previously held various other positions within Citigroup Inc., including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002.

Ms. Magner is a director of Ally Financial Inc. and served on the board of TEGNA Inc. (formerly known as Gannett Co., Inc.) from 2006 to 2018, including as non-executive chairman from 2011 to 2018.

SPECIFIC EXPERTISE: Ms. Magner brings to the Board significant business experience and operations expertise gained from the various senior management roles that she has held with Citigroup Inc. and as a partner with a private equity firm that she co-founded as well as through her service as a director of other public company boards. Ms. Magner also has leadership experience and perspective from her work in various philanthropic endeavors as an advocate on issues affecting consumers, women and youth globally.

NANCY

MCKINSTRY

DIRECTOR SINCE 2016 INDEPENDENT 59 YEARS OLD COMPENSATION COMMITTEE (Member) NOMINATING & GOVERNANCE COMMITTEE (Member)

Nancy McKinstry has been chief executive officer and chairman of the executive board of Wolters Kluwer N.V. (“Wolters Kluwer”), a global professional information services and solutions company, since September 2003 and a member of its executive board since 2001. Before assuming her current position, Ms. McKinstry gained more than a decade of experience with Wolters Kluwer and its North American subsidiaries, serving as chief executive officer of CCH Legal Information Services for three years and as chief executive officer of operations in North America. Earlier in her career, she was a principal with Booz & Company (formerly Booz Allen Hamilton Inc.), focusing on media and technology.

Ms. McKinstry is a director of Abbott Laboratories.

SPECIFIC EXPERTISE: Ms. McKinstry brings to the Board strong experience in the professional services sector from her long career at Wolters Kluwer, where she has led the company’s digital transformation, as well as broad international perspective as both the chief executive officer of a global company and a director of large, multinational companies. The Board also benefits from her experience in the European market and her background in the digital, media and technology industries.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	21

PIERRE

NANTERME

DIRECTOR SINCE 2010 CHAIRMAN & CEO 59 YEARS OLD

Pierre Nanterme became chairman of the Board of Directors in February 2013. He has served as our chief executive officer since January 2011 and as a Board member since October 2010. Mr. Nanterme joined Accenture’s global management committee in 2006, and was group chief executive of our Financial Services operating group from September 2007 to December 2010. Prior to assuming this role, Mr. Nanterme was our chief leadership officer from May 2006 through August 2007, with primary responsibility for Accenture’s leadership development program as well as our global corporate citizenship initiatives. Earlier in his career with the Company, he held various leadership roles, primarily in Financial Services, and also was our country managing director for France from November 2005 through August 2007. Prior to the merger of Accenture Holdings plc with and into Accenture plc on March 13, 2018, Mr. Nanterme served on the board of Accenture Holdings plc.

SPECIFIC EXPERTISE: Mr. Nanterme brings to the Board a deep knowledge of Accenture’s business, growth strategy and human capital strategy—as well as extensive experience serving our clients—from his 35 years with the Company, including his executive roles as chairman, chief executive officer, group chief executive—Financial Services, and chief leadership officer. Given his role representing Accenture at leading external forums such as the B20 Summit and the World Economic Forum, Mr. Nanterme also brings to the Board a broad understanding of the global economy as well as the technology marketplace and competitive landscape.

GILLES C.

PÉLISSON

DIRECTOR SINCE 2012 INDEPENDENT 61 YEARS OLD NOMINATING & GOVERNANCE COMMITTEE (Chair)

Gilles C. Pélisson has been the chairman and chief executive officer of TF1 Group, a leading French broadcasting company, since February 2016. He previously served as chief executive officer of global hotel group Accor from 2006 until December 2010 and also as its chairman from 2009 until January 2011. Mr. Pélisson served as chief executive officer of mobile operator Bouygues Telecom from 2001 to 2005 and also as its chairman from 2004 to 2005. From 2000 to 2001, he was with the SUEZ group, and in 2000 he became chairman of Noos, a cable network operator. Mr. Pélisson served as the chief executive officer of Disneyland Paris Resort from 1995 to 2000 and also as its chairman starting in 1997.

SPECIFIC EXPERTISE: Mr. Pélisson brings to the Board significant managerial, operational and global experience from his tenure as chairman and chief executive officer of TF1 Group, as chairman and chief executive officer of Accor, as chairman and chief executive officer of Bouygues Telecom, as chairman and chief executive officer of Disneyland Paris and from other senior executive positions he has held at several other companies as well as his previous service as a director of other public company boards. The Board also benefits from his broad experience in the European and Asian markets, as well as his experience in governance.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	22

PAULA A.

PRICE

DIRECTOR SINCE 2014 INDEPENDENT 57 YEARS OLD AUDIT COMMITTEE (Chair) COMPENSATION COMMITTEE (Member)

Paula A. Price has been the chief financial officer of Macy’s, Inc., an omni-channel retailer of apparel, accessories and other goods, since July 2018. From 2014 to 2018, she was a full-time senior lecturer at Harvard Business School. Prior to joining the faculty of Harvard Business School, she was executive vice president and chief financial officer of Ahold USA, a U.S. grocery retailer, which she joined in 2009. Prior to joining Ahold USA, Ms. Price was senior vice president, controller and chief accounting officer at CVS Caremark. Earlier in her career, Ms. Price was the chief financial officer of the Institutional Trust Services division of JPMorgan Chase & Co. and also held senior management positions at Prudential Insurance Co. of America, Diageo and Kraft Foods. A certified public accountant, she began her career at Arthur Andersen & Co.

Ms. Price is a director of Western Digital Corporation. She previously served on the board of Dollar General Corporation from 2014 to 2018.

SPECIFIC EXPERTISE: Ms. Price brings to the Board broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries. She brings to the Board an important perspective from her experience as a chief financial officer, a member of the faculty of Harvard Business School and from her service as a director of other public company boards. The Board also benefits from her extensive background in finance and accounting matters.

VENKATA (MURTHY)

RENDUCHINTALA

DIRECTOR SINCE 2018 INDEPENDENT 53 YEARS OLD AUDIT COMMITTEE (Member)

Venkata (Murthy) Renduchintala has been chief engineering officer at Intel Corporation, a computer products and technology company, since November 2015. He also serves as president of the technology, systems architecture and client group. Before assuming his current position, Dr. Renduchintala held various senior positions at Qualcomm Incorporated, a mobile technology company, most recently as executive vice president, Qualcomm Technologies and Co-President of Qualcomm CDMA Technologies from 2012 to 2015, where he led the semiconductor business in the computer and mobile segments. Dr. Renduchintala joined Qualcomm Technologies in 2004 from Skyworks Solutions, Inc., where he was vice president and general manager of the Cellular Systems Division from 2000 to 2004. Prior to Skyworks, he spent a decade with Philips Electronics, Inc. progressing to become vice president of engineering for its consumer communications business.

SPECIFIC EXPERTISE: Dr. Renduchintala brings to the Board global experience through his tenure as an executive at Intel Corporation and prior positions at Qualcomm, Skyworks and Philips Electronics. Dr. Renduchintala also brings deep technology expertise, with an important perspective on mobile Internet of Things, among other areas that are of relevance to Accenture.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	23

ARUN

SARIN

DIRECTOR SINCE 2015 INDEPENDENT 64 YEARS OLD COMPENSATION COMMITTEE (Member) NOMINATING & GOVERNANCE COMMITTEE (Member)

Arun Sarin was chief executive officer of Vodafone Group Plc (“Vodafone”) from 2003 until his retirement in 2008, and also served as a director of Vodafone from 1999 to 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., which Pacific Telesis spun off in 1994, and was named president and chief operating officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed chief executive officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become chief executive officer of InfoSpace, Inc., and from 2001 until 2003, he served as chief executive officer of Accel-KKR Telecom. Mr. Sarin rejoined Vodafone in 2003 as its group chief executive officer. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years.

Mr. Sarin is a director of Cisco Systems, Inc. and The Charles Schwab Corporation. He previously served as a director of Safeway, Inc. from 2009 to 2015 and Blackhawk Network Holdings, Inc. from 2009 to 2018.

SPECIFIC EXPERTISE: Mr. Sarin brings to the Board significant global, managerial and financial experience as a result of his tenure as chief executive officer at Vodafone and prior senior executive experience. The Board benefits from his technology background and experience in the telecommunications industry. Mr. Sarin also brings an important perspective from his service as a director of other global, public company boards.

FRANK K.

TANG

DIRECTOR SINCE 2014 INDEPENDENT 50 YEARS OLD FINANCE COMMITTEE (Member)

Frank K. Tang is chairman and chief executive officer of FountainVest Partners (“FountainVest”), a leading private equity firm focusing on investments in China. Before co-founding FountainVest in 2007, Mr. Tang was senior managing director and head of China investments at Temasek Holdings. Prior to joining Temasek in 2005, Mr. Tang was a managing director at Goldman Sachs, where he worked for nearly 11 years, including as the head of the telecommunications, media and technology investment banking group in Asia, excluding Japan.

Mr. Tang is a director of Weibo Corporation.

SPECIFIC EXPERTISE: Mr. Tang brings to the Board significant business and leadership experience both in investment banking, from his tenure at Goldman Sachs, and in private equity, as a co-founder of FountainVest Partners and as a senior managing director and head of China investments at Temasek Holdings. The Board also benefits from his deep knowledge and expertise in the Asian markets, particularly with respect to China.

ACCENTURE 2018 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	24

TRACEY T.

TRAVIS

DIRECTOR SINCE 2017 INDEPENDENT 56 YEARS OLD AUDIT COMMITTEE (Member) FINANCE COMMITTEE (Member)

Tracey T. Travis has been executive vice president and chief financial officer of The Estée Lauder Companies Inc., a global manufacturer and marketer of skin care, makeup, fragrance and hair care products, since 2012. Before assuming her current position, Ms. Travis served as the senior vice president of finance and chief financial officer of Ralph Lauren Corporation from January 2005 through July 2012. From 2001 to 2004, Ms. Travis was with Limited Brands where she served as senior vice president of Finance from 2002 to 2004 and chief financial officer of Intimate Brands Inc. from 2001 to 2002. From 1999 to 2001 Ms. Travis was chief financial officer of the Americas Group of American National Can, where she led both the finance and information technology groups. From 1989 to 1999, Ms. Travis held various management positions at PepsiCo/Pepsi Bottling Group. Ms. Travis began her career at General Motors Co. as an engineer and senior financial analyst.

Ms. Travis previously served as a director of Campbell Soup Company from 2011 to 2017.

SPECIFIC EXPERTISE: Ms. Travis brings to the Board significant experience in both finance and operations management in various industries through her experience as the chief financial officer of The Estée Lauder Companies Inc. and prior positions at Ralph Lauren, Limited Brands, PepsiCo and General Motors. Ms. Travis also brings an important perspective from her service as a director of other public company boards.

Charles H. Giancarlo is not subject to re-appointment at the Annual Meeting.

ACCENTURE 2018 PROXY STATEMENT	25

DIRECTOR COMPENSATION	The Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually or more frequently as circumstances may warrant. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation Committee's review of director compensation in fiscal 2018 included consideration of the compensation practices of the boards of directors of relevant peer companies and the general market, as well as a study by its independent consultant, which was prepared at the request of the Compensation Committee. After review of the Compensation Committee’s recommendation, the Board approved the independent director compensation for fiscal 2018 below.

ELEMENTS OF DIRECTOR COMPENSATION

Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer, as well as the additional retainers as noted below:

DIRECTOR COMPENSATION(1)

Additional Annual Retainers

•  $25,000 for Audit Committee Chair

•  $15,000 for each Audit Committee Member

•  $20,000 for each Compensation, Finance and
Nominating & Governance Committee Chair

•  $10,000 for each Compensation, Finance and
Nominating & Governance Committee Member

•  $42,500 for Lead Independent Director

(1)  Each of our independent directors may elect to receive the annual retainer and other retainers in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs. Grants of RSUs to our directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2018 will be delivered 1 year after the grant date; directors may not further delay delivery of the shares. Newly appointed directors also receive an initial award of fully-vested RSUs valued at approximately $200,000 upon appointment to the Board.

Governance Features

Our compensation program for independent directors operates with the following governance features:

•	Equity Ownership Requirements. Directors must maintain ownership of Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants. This requirement must be met by each director within 3 years of joining the Board. Each of our directors who had been a director for 3 or more years met this requirement in fiscal 2018.

•	Limit on Director Compensation. Annual limit of $750,000 in maximum aggregate compensation per individual independent director.

•	Trading Windows. Our directors can only transact in Accenture securities during approved trading windows after satisfying mandatory clearance requirements.
•	Hedging Prohibition. Our Restricted Persons Trading policy prohibits our directors from hedging or pledging Accenture securities.

•	Other Compensation. Our independent directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies and have entered into indemnification agreements with each of our directors. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities, such as site visits and presentations in which they engage as directors.

ACCENTURE 2018 PROXY STATEMENT	Director Compensation	26

DIRECTOR COMPENSATION FOR FISCAL 2018

As described more fully above, the following table summarizes the annual compensation for our independent directors during fiscal 2018:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)	All Other Compensation($)(4)	Total($)
Jaime Ardila	$135,000	$199,992	—	$334,992
Charles H. Giancarlo(5)	$120,000	$199,956	—	$319,956
Herbert Hainer	$120,000	$199,956	—	$319,956
William L. Kimsey(6)	—	—	$19,144	$19,144
Marjorie Magner	$162,500	$199,992	—	$362,492
Nancy McKinstry	$125,000	$199,892	—	$324,892
Gilles C. Pélisson	$120,000	$199,956	—	$319,956
Paula A. Price	$135,000	$199,992	—	$334,992
Venkata (Murthy) Renduchintala	$94,499	$199,868	—	$294,367
Arun Sarin	$120,000	$199,992	—	$319,992
Frank K. Tang	$110,000	$199,972	—	$309,972
Tracey T. Travis	$125,000	$199,892	—	$324,892

(1)	The annual retainers and additional retainers for Board committee service paid to our independent directors during fiscal 2018 were as follows:

Name	Annual Retainer($)	Committee Chair Retainer($)	Committee Member Retainer($)	Total($)
Jaime Ardila	$100,000	$20,000	$15,000	$135,000
Charles H. Giancarlo(a)	$100,000	—	$20,000	$120,000
Herbert Hainer(a)	$100,000	—	$20,000	$120,000
William L. Kimsey	—	—	—	—
Marjorie Magner	$142,500	$20,000	—	$162,500
Nancy McKinstry(a)	$100,000	—	$25,000	$125,000
Gilles C. Pélisson(a)	$100,000	$20,000	—	$120,000
Paula A. Price	$100,000	$25,000	$10,000	$135,000
Venkata (Murthy) Renduchintala(b)	$82,173	—	$12,326	$94,499
Arun Sarin	$100,000	—	$20,000	$120,000
Frank K. Tang(a)	$100,000	—	$10,000	$110,000
Tracey T. Travis(a)	$100,000	—	$25,000	$125,000

(a)

Messrs. Giancarlo, Hainer, Pélisson and Tang elected to receive 100% of their retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to the cash amount that they would otherwise have received. Ms. McKinstry and Ms. Travis elected to receive 50% of their retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to 50% of the cash amount that they would otherwise have received. The number of fully vested RSUs awarded was based on the fair market value of Accenture plc Class A ordinary shares on the date of grant, rounded down to the nearest number of whole shares.

(b)

Dr. Renduchintala, who was appointed to the Board on April 12, 2018, received a pro rata portion of the retainers, based on the number of days remaining in the 2018 director compensation year after the date of his appointment. Dr. Renduchintala elected to receive 100% of his pro rata retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to the cash amount that he would otherwise have received. The number of fully vested RSUs awarded was based on the fair market value of Accenture plc Class A ordinary shares on the date of grant, rounded down to the nearest number of whole shares.

(2)

Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. For more information, please refer to Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2018. Reflects the grant of a whole number of shares. With the exception of the award of RSUs with a grant date value equal to $199,868 awarded to Dr. Renduchintala in connection with his appointment to the Board, all other RSU awards represent annual grants to our directors.

ACCENTURE 2018 PROXY STATEMENT	Director Compensation	27

(3)	The aggregate number of vested RSU awards outstanding at the end of fiscal 2018 for each of our independent directors was as follows:

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2018
Jaime Ardila	1,294
Charles H. Giancarlo	2,069
Herbert Hainer	2,069
William L. Kimsey	—
Marjorie Magner	1,294
Nancy McKinstry	1,697
Gilles C. Pélisson	2,069
Paula A. Price	1,294
Venkata (Murthy) Renduchintala	1,949
Arun Sarin	1,294
Frank K. Tang	2,005
Tracey T. Travis	1,697

(4)	The aggregate amount of perquisites and other personal benefits received by each of our other independent directors in fiscal 2018 was less than $10,000.

(5)	Director is not subject to re-appointment at the Annual Meeting.

(6)

Under SEC rules, this director is required to be included in the Director Compensation Table as he served on the Board during a portion of fiscal 2018. This director retired from the Board on February 7, 2018 and did not receive any retainer in fiscal 2018. The amount included in the “all other compensation” column reflects tax preparation fees for Mr. Kimsey and the aggregate incremental cost of travel, meals, accommodation and a gift in connection with Mr. Kimsey’s and his spouse’s attendance at a dinner held at the April 2018 Board meeting in Ireland in honor of Mr. Kimsey’s retirement from the Board after 14 years of service.

ACCENTURE 2018 PROXY STATEMENT	28

BENEFICIAL OWNERSHIP

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture plc’s Class A ordinary shares or Class X ordinary shares are required within a prescribed period of time to report to the SEC transactions and holdings in such shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no Form 5 was required to be filed, we believe that during fiscal 2018 all of these filing requirements were satisfied in a timely manner.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 3, 2018. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after December 3, 2018 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.

The following beneficial ownership table sets forth, as of December 3, 2018, information regarding the beneficial ownership of Accenture plc Class A ordinary shares held by: (1) each of our directors and named executive officers; and (2) all of our current directors and executive officers as a group. No person listed below owns any Accenture plc Class X ordinary shares.

	Accenture plc Class A Ordinary Shares
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned
Pierre Nanterme	385,458	*%
Jaime Ardila	9,190	*
Charles H. Giancarlo	21,866	*
Herbert Hainer	2,471	*
Marjorie Magner	13,233	*
Nancy McKinstry	1,859	*
Gilles C. Pélisson	11,896	*
Paula A. Price	5,156	*
Venkata (Murthy) Renduchintala	—	*
Arun Sarin	3,288	*
Frank K. Tang	5,614	*
Tracey T. Travis	892	*
David P. Rowland	24,438	*
Gianfranco Casati	45,023	*
Alexander Van ’t Noordende(2)	122,314	*
Julie Sweet(3)	8,484	*
All Directors and Executive Officers as a Group (24 Persons)(4)	1,183,588	*%

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)	Includes 5,473 RSUs that could be delivered as shares within 60 days from December 3, 2018.

(3)	Includes 5,026 RSUs that could be delivered as shares within 60 days from December 3, 2018.

(4)	Includes 44,161 RSUs that could be delivered as shares within 60 days from December 3, 2018.

ACCENTURE 2018 PROXY STATEMENT	Beneficial Ownership	29

BENEFICIAL OWNERSHIP OF MORE THAN 5%

Based on information available as of December 3, 2018, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	49,787,583	8.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(2)	39,487,294	6.1%
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199(3)	38,382,681	6.0%

(1)

Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 8, 2018 by Vanguard and certain related entities reporting sole power to vote or direct the vote over 883,619 Class A ordinary shares, sole power to dispose or direct the disposition of 48,776,758 Class A ordinary shares, shared power to vote or direct the vote over 148,606 Class A ordinary shares and shared power to dispose or direct the disposition of 1,010,825 Class A ordinary shares.

(2)

Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on January 30, 2018 by BlackRock and certain related entities reporting sole power to vote or direct the vote over 33,293,460 Class A ordinary shares and sole power to dispose or direct the disposition of 39,487,294 Class A ordinary shares.

(3)

Based solely on the information reported by Massachusetts Financial Services Company in a Notification of Holdings under Irish law provided to Accenture on March 19, 2018 and reporting ownership as of March 15, 2018. On such date, Massachusetts Financial Services Company held an interest in 38,382,681 Class A ordinary shares.

As of December 3, 2018, Accenture beneficially owned an aggregate of 28,092,464 Accenture plc Class A ordinary shares, or 4.2% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	30

PROPOSAL 2: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 31 to 47, as well as the discussion regarding the Compensation Committee on pages 9 to 10.

The shareholder vote on this resolution will not be binding on management or the Board; however, the Board and the Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

Shareholders continued to show strong support of our executive compensation programs, with approximately 95% of the votes cast for the approval of the “say-on-pay” proposal at our 2018 annual general meeting of shareholders.

Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “—Compensation Discussion and Analysis—Process for Determining Executive Compensation.” Our annualized total shareholder return for the 3-year period ended August 31, 2018 was 23.9%, which was in the 76th percentile among our peers, and our annualized total shareholder return for the 5-year period ended August 31, 2018 was 21.1%, which was in the 91st percentile among our peers.

As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 2 IS AS FOLLOWS:

“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby approved.”

The Board recommends that you vote FOR the approval of the compensation of our named executive officers.

ACCENTURE 2018 PROXY STATEMENT	31

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2018 compensation decisions regarding our named executive officers.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	32

EXECUTIVE SUMMARY

Overview

Accenture is one of the world’s leading professional services companies with approximately 459,000 people serving clients in a broad range of industries, with offices and operations in more than 200 cities in 52 countries. Our five operating groups, organized by industry, bring together expertise from across the organization in strategy, consulting, digital, technology, including application services, and operations to deliver end-to-end services and solutions to our clients. One of our key goals is to have the best talent, with highly specialized skills, at the right levels in the right locations, to enhance our differentiation and competitiveness. We seek to reinforce our employees’ commitments to our clients, culture and values through a comprehensive performance management and compensation system and a career philosophy that provides rewards based on individual and Company performance.

Named Executive Officers

The Company’s named executive officers for the fiscal year ended August 31, 2018 are:

Name	Title

Pierre Nanterme	Chairman and Chief Executive Officer

David P. Rowland	Chief Financial Officer

Gianfranco Casati	Group Chief Executive—Growth Markets

Alexander M. van ’t Noordende	Group Chief Executive—Products

Julie Sweet	Chief Executive Officer—North America

Elements of Compensation

The significant components of our executive compensation programs include the following:

BASE COMPENSATION	◥
Provides a fixed level of compensation to our named executive officers each year and reflects the named executive officer’s leadership role.

GLOBAL ANNUAL BONUS	◥

Designed to tie pay to both individual and Company performance for the fiscal year. Bonuses are paid from funds accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year.

LONG-TERM EQUITY COMPENSATION	◥

Key Executive Performance Share Program:

Primary program used to grant equity to our named executive officers and intended to be the most significant element of compensation. Vesting of awards is tied to meeting performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-fiscal-year period.

Accenture Leadership Performance Equity Award Program:

Rewards high performers based on the individual’s performance and the Company’s performance, in each case with respect to performance in the prior fiscal year.

Voluntary Equity Investment Program:

Opportunity to designate up to 30% of cash compensation to make monthly purchases of Accenture shares with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

OTHER COMPENSATION	◥
Limited personal benefits to our named executive officers.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	33

Fiscal 2018 Chairman and Chief Executive Officer Compensation Highlights

The compensation decisions for fiscal 2018, including with respect to our chairman and chief executive officer, were tied to Company and individual performance. The Compensation Committee considered the Company’s very strong fiscal 2018 performance in making its compensation decisions.

CEO PAY-FOR-PERFORMANCE PEER COMPANIES 3-Year Realizable Total CEO Direct Compensation Percentile 3-Year Total Shareholder Return Percentile CEO COMPENSATION MIX 79% January 2019 Equity Awards 5% Base Compensation 16% Fiscal 2018 Global Annual Bonus 82% of the equity awards vest based on future company performance BASE COMPENSATION1 ANNUAL CASH INCENTIVE-FISCAL 2018 PERFORMANCE1 LONG-TERM EQUITY INCETIVE AWARDS - FISCAL 2019 GRANTS2 NO CHANGE 14% INCREASE 11% INCREASE 1 In local currency 2 Total target grant date fair value of equity awards to be made compared to prior year 100% 75% 50% 25% 0% 0% 25% 50% 75% 100% ACCENTURECEO PAY-FOR-PERFORMANCE PEER COMPANIES 3-Year Realizable Total CEO Direct Compensation Percentile 3-Year Total Shareholder Return Percentile CEO COMPENSATION MIX 79% January 2019 Equity Awards 5% Base Compensation 16% Fiscal 2018 Global Annual Bonus 82% of the equity awards vest based on future Company performance BASE COMPENSATION1 ANNUAL CASH INCENTIVE-FISCAL 2018 PERFORMANCE1 LONG-TERM EQUITY INCETIVE AWARDS - FISCAL 2019 GRANTS2 NO CHANGE 14% INCREASE 11% INCREASE 1 In local currency 2 Total target grant date fair value of equity awards to be made compared to prior year 100% 75% 50% 25% 0% 0% 25% 50% 75% 100% ACCENTURE

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	34

COMPANY HIGHLIGHTS

Fiscal 2018 Company Performance

The compensation of the Company’s named executive officers is tied to both Company and individual performance. In fiscal 2018, the Company delivered broad-based revenue growth, record new bookings and strong free cash flow, while returning significant cash to our shareholders.

NET REVENUES	NEW BOOKINGS

$39.6B

An increase of 14 percent in U.S. dollars and 10.5 percent in local currency from fiscal 2017. Includes approximately $23 billion from digital, cloud and security services—up approximately 25 percent in local currency

$42.8B An increase of 15 percent in U.S. dollars and 12 percent in local currency from fiscal 2017

DILUTED EARNINGS PER SHARE	OPERATING MARGIN

$6.34

After excluding $0.40 in charges related to tax law changes in fiscal 2018 and a $0.47 pension settlement charge in fiscal 2017, adjusted EPS of $6.74 increased 14 percent from adjusted EPS of $5.91 in fiscal 2017

14.8% Consistent with adjusted operating margin of 14.8 percent for fiscal 2017, which excludes a 150 basis-point impact from the pension settlement charge in fiscal 2017

FREE CASH FLOW	CASH RETURNED TO SHAREHOLDERS
$5.4B Defined as operating cash flow of $6.0 billion net of property and equipment additions of $619 million	$4.3B Defined as cash dividends of $1.7 billion plus share repurchases of $2.6 billion

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	35

Historical Financial Performance

The most significant element of named executive officer compensation is the Key Executive Performance Share Program, which rewards participants for driving the Company’s business to meet performance objectives over a 3-year period. This program is weighted 75% on cumulative operating income results and 25% on cumulative relative total shareholder return. See below for our historical performance, which demonstrates our focus on delivering shareholder value.

DURABLE REVENUE GROWTH 8% CAGR[1] in US Dollars 9% CAGR in local currency NET REVENUES 1 “CAGR” means Compound Annual Growth Rate

OPERATING MARGIN EXPANSION

50 Basis Point Expansion on a GAAP basis

30 Basis Point Expansion on an adjusted basis

OPERATING MARGIN

 GAAP Operating Margin %      Adjusted Operating Margin %

2  FY15 adjusted operating margin of 14.5% excludes the impact of a $64 million pension settlement charge

STRONG EARNINGS GROWTH

10% CAGR on a GAAP basis

12% CAGR on an adjusted basis

EARNINGS PER SHARE

 GAAP EPS      Adjusted EPS

3  FY15 adjusted diluted EPS of $4.82 excludes the impact of a pension settlement charge ($0.06 per share)

4  FY18 adjusted diluted EPS of $6.74 excludes the impact of tax law changes ($0.40 per share)

SIGNIFICANT CASH RETURNED TO SHAREHOLDERS SINCE FISCAL 2015 9% CAGR dividends per share $2.6B average repurchases per year CASH RETURNED TO SHAREHOLDERS

TOTAL SHAREHOLDER RETURN[5]

5  The performance graph above shows the cumulative total shareholder return on our Class A shares for the period starting on August 31, 2015, and ending on August 31, 2018. This is compared with the cumulative total returns over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index. The graph assumes that, on August 31, 2015, $100 was invested in our Class A shares and $100 was invested in each of the other two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

See “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 73.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	36

COMPENSATION PRACTICES

The Compensation Committee oversees the design and administration of the Company’s compensation programs. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value. The Compensation Committee recognizes that in a professional services firm, no one individual drives the Company’s results; it is the combination of individual performance and the collective leadership of our people around the world that is responsible for the success of the organization. Specifically, the program is designed to create shareholder value by:	The Compensation Committee believes that a well-designed, consistently applied compensation program is fundamental to the creation of shareholder value over the long term	◥

•	Attracting and Retaining Talent. Discover and inspire the best executives who collectively are responsible for the success of Accenture;

•	Rewarding Performance. Align market relevant rewards with Accenture’s principle of meritocracy by rewarding high performance;

•	Providing Incentives. Offer a compelling reward structure that provides executives with an incentive to continue to expand their contributions to Accenture;
•	Ensuring Affordability. Ensure that rewards are affordable to Accenture by aligning them to Accenture’s annual operating plan; and

•	Mitigating Dilution. Mitigate the potential dilutive effect of our rewards.

The Compensation Committee and management seek to ensure that our individual executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive our named executive officer compensation programs:

WHAT WE DO		◥

    Align our executive pay with performance

    Set very challenging performance objectives

    Appropriately balance short- and long-term incentives

    Align executive compensation with shareholder returns through performance-based equity incentive awards

    Use appropriate peer groups when establishing compensation

    Implement meaningful equity ownership guidelines

    Include caps on individual payouts in short- and long-term incentive plans

    Include a clawback policy for our cash and equity incentive awards

    Include non-solicitation and non-competition provisions in award agreements, with a clawback of equity under specified circumstances

    Mitigate potential dilutive effects of equity awards through our share repurchase programs

    Hold an annual “say-on-pay” advisory vote

    Conduct an annual compensation risk review and assessment

    Retain an independent compensation consultant

WHAT WE DON’T DO		◥

    No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

    No “golden parachutes,” change in control payments or excise tax gross-ups

    No change in control “single trigger” equity acceleration provisions

No dividends or dividend equivalents paid until vesting No hedging or pledging of company shares No supplemental executive retirement plan No excessive perquisites

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	37

PAY-FOR-PERFORMANCE

The Compensation Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance. We use 3 broad themes to tie pay to performance for our named executive officers: driving growth by helping Accenture’s clients become high performance businesses; educating, energizing and inspiring Accenture’s people; and running Accenture as a high performance business.

Our named executive officers are eligible for a cash bonus award under our Global Annual Bonus program, which rewards them for Company and individual performance based on the achievement of numerous measures organized within these three broad themes. We also use 2 primary equity compensation programs for our named executive officers: the Key Executive Performance Share Program, which rewards achievement over a future 3-year performance period, and the Accenture Leadership Performance Equity Award Program, which rewards executives for performance in the preceding fiscal year.

When setting compensation, the Committee considers the Company’s performance and compensation earned over a multi-year period, in each case, relative to our peer group. As the graph below shows, the Company’s performance with respect to total shareholder return over a 3-year period was at the 76th percentile among the companies in our peer group as of August 31, 2018. The realizable total direct compensation for Accenture’s chairman and chief executive officer was at the 62nd percentile, which indicates that pay and performance are aligned.

CEO pay is aligned with Company performance	◥

We define realizable total direct compensation as the sum of the following, based on information reported in each company’s most recent annual proxy statement:

(1)	all cash compensation earned during the preceding 3-year period;

(2)	the value of all time-vested restricted shares, RSUs, and (with respect to the peer companies) stock options granted during the preceding 3-year period, valued as of August 31, 2018; and

(3)

the value of all performance-vested restricted shares and RSUs granted during the preceding 3-year period, based on actual performance results or estimated performance to date (based on proxy disclosures), valued as of August 31, 2018.

The companies included in our peer group used for benchmarking executive compensation are identified under “Compensation Discussion and Analysis—Fiscal 2018 Compensation Decisions—Role of Benchmarking” below. DXC Technology Company and Hewlett Packard Enterprise Company were not included in the above calculations due to lack of 3-year total shareholder return data as of August 31, 2018.

The average realizable total direct compensation for all of our named executive officers for the same 3-year period was in the 42nd percentile while our total shareholder return percentile was significantly higher.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	38

SAY-ON-PAY VOTE

Each year, the Compensation Committee considers the outcome of the shareholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. Shareholders continued to show strong support of our executive compensation programs, with approximately 95% of the votes cast for the approval of the “say-on-pay” proposal at our 2018 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the Company’s performance, the Compensation Committee determined not to implement any significant changes to our compensation programs in fiscal 2018 as a result of the shareholder advisory vote.

◥

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The Compensation Committee evaluates overall Company performance for a fiscal year by reviewing the results achieved against the performance objectives for the year in the context of the overall performance of the market (as discussed below under “—Performance Objectives Used in Evaluations”) and then determining whether the Company exceeded, met or partially met the objectives as a whole for the year.

In October 2018, the Compensation Committee, in consultation with Messrs. Nanterme and Rowland, assessed the overall Company performance for fiscal 2018. In assessing overall Company performance, the Compensation Committee focused on those aspects of the Company’s performance reflected in the results discussed above. In making its determination, the Compensation Committee considered the Company’s very strong performance in fiscal 2018, sustained broad-based growth and continued execution of its strategy over multiple years. In addition, the Compensation Committee considered the Company’s leadership in key markets as it continued to invest significantly in our business. The Compensation Committee also specifically acknowledged the Company’s successful execution of its strategic objectives, significant milestones achieved and the external recognition the Company received for its achievements across a variety of categories.	The Compensation Committee determined that the Company’s performance “exceeded” the objectives for the year as a whole	◥

The Compensation Committee’s determination of the Company’s performance rating is then used as one of the key factors in setting the amounts of compensation that the named executive officers receive for each of the performance elements of compensation described below. In setting compensation, the Compensation Committee took into account the individual performance rating for the chairman and chief executive officer it set together with the Nominating & Governance Committee and the individual performance ratings for the other named executive officers.

Performance Objectives Used in Evaluations

As discussed above, individual performance-based compensation is determined by evaluating performance against annual objectives, with no single objective being material to an individual’s overall performance evaluation. The objectives for fiscal 2018 were reviewed and approved by the Compensation Committee at the beginning of the fiscal year and served as one of the components against which the Compensation Committee, together with the Nominating & Governance Committee, considered Mr. Nanterme’s performance for fiscal 2018. These included financial objectives that were established at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with respect to revenue growth in local currency, operating margin, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. After these company-wide performance objectives were determined by the Compensation Committee for Mr. Nanterme, relevant portions were then incorporated into the performance objectives of the other named executive officers. Each other named executive officer may also have additional objectives specific to his or her role. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces the incentive to take excessive risk with respect to any single objective.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	39

The Compensation Committee, together with the Nominating and Corporate Governance Committee, with respect to Mr. Nanterme, and Mr. Nanterme, with respect to the other named executive officers, evaluated the annual performance of, and issued an individual performance rating for, each of the named executive officers for fiscal 2018, by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation were used by Mr. Nanterme in connection with setting his recommendations to the Compensation Committee for each of the other named executive officers’ fiscal 2018 performance-based compensation. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance.

The named executive officers’ performance is evaluated against numerous measures organized within 3 broad themes—driving growth by helping Accenture’s clients become high performance businesses; educating, energizing and inspiring Accenture’s people; and running Accenture as a high performance business—and includes evaluations of the following:

DRIVING STAKEHOLDER VALUE. Helping the Company’s clients become high performance businesses, improving our market share through innovation and enhanced capabilities and offerings.	ATTRACTING AND DEVELOPING THE BEST TALENT. Executing against our human capital strategy to attract, retain and inspire the best talent, with highly specialized skills.

DEMONSTRATING MARKET RELEVANCE. Maintaining client satisfaction while increasing our leadership position in the marketplace.	STRONG COMMITMENT TO INCLUSION AND DIVERSITY. Achieving diversity metrics related to recruitment, advancement and retention.
EXECUTING OUR GROWTH STRATEGY. Growing faster than the market with a focus on strategic priority areas.	DRIVING AN UNWAVERING FOCUS ON COMPLIANCE. Ensuring ongoing commitment to compliance by all of our people with our internal controls, our Code of Business Ethics and our Conduct Counts initiatives.
IMPROVING COMPETITIVENESS. Delivering underlying profitability to allow for continued investment in the business.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	40

FISCAL 2018 COMPENSATION DECISIONS

Summaries of the processes undertaken and the compensation decisions made by the Compensation Committee in October 2018 for our chairman and chief executive officer and the other named executive officers of the Company are described below.

Chairman and Chief Executive Officer

At a meeting in October 2018, the Compensation Committee, together with the Nominating & Governance Committee, set Mr. Nanterme’s individual performance rating for fiscal 2018 at a level consistent with the overall Company performance rating, which was in the “exceeds” category. In making this determination, the committees took into account the Company’s very strong performance for fiscal 2018, Mr. Nanterme’s leadership and the impact that he had on the Company’s performance, as well as his performance against a set of performance “objectives,” some of which were Company-based performance objectives, as described above under “—Process for Determining Executive Compensation.” The committees also took into account feedback solicited by our chief leadership & human resources officer from members of our global management committee and other senior leaders. In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material. Mr. Nanterme was not present during the committees’ review of his performance.

At a subsequent meeting, the Compensation Committee and its independent compensation consultant discussed market trends and reviewed a chief executive officer pay benchmarking report and the pay-for-performance report discussed below under “—Role of Benchmarking.” As part of this review, when setting Mr. Nanterme’s final 2018 compensation, the Compensation Committee considered the Company’s performance results for fiscal 2018; sustained historical performance results achieved over multiple years; external market references (including absolute and relative performance against peers); internal compensation references; and the leadership role of Mr. Nanterme. Mr. Nanterme was not involved in setting his compensation and was not present during the Compensation Committee’s review of his compensation.

As a result of its fiscal 2018 assessments and consideration of data provided by its compensation consultant, the Compensation Committee approved the following compensation elements for Mr. Nanterme set out below:

Compensation Element	Chairman and Chief Executive Officer Compensation Decisions

Base Compensation	Base compensation of €900,000.

Global Annual Bonus	Fiscal 2018 cash bonus of €3,100,000.

Long-Term Equity Compensation

Equity awards with a target grant date fair value of approximately $18,000,000 to be made in January 2019, $14,750,000 of which will be granted under the Key Executive Performance Share Program and the remaining $3,250,000 will be granted under the Accenture Leadership Performance Equity Award Program.

CHAIRMAN & CEO FISCAL 2018 COMPENSATION DECISIONS

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	41

Named Executive Officers Other than the Chairman and Chief Executive Officer

In determining the fiscal 2018 compensation of the other named executive officers, Mr. Nanterme submitted a recommendation to the Compensation Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Mr. Nanterme considered the following 4 factors:

•	Company Performance. Company performance, including objective and subjective measures;

•	Individual Performance. Each officer’s individual contribution and demonstrated leadership;
•	Internal Benchmarks. Internal comparisons across our global management committee; and

•	External Benchmarks. External market references.

Individual contribution and leadership of each named executive officer were measured against the relevant portions of the performance “objectives” as described above in “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.” Management and the Compensation Committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material.

Mr. Nanterme discussed with the Compensation Committee the leadership role and performance of each of the other named executive officers. For the other named executive officers, to the extent applicable, Mr. Nanterme also discussed with the Compensation Committee the financial results of the businesses for which they were responsible. In developing his recommendations to the Compensation Committee for the compensation of such named executive officers, Mr. Nanterme considered information on market-comparable compensation provided by Willis Towers Watson. Before making the final compensation decisions for the year, the Compensation Committee reviewed the recommendations of Mr. Nanterme.

Based upon Mr. Nanterme’s recommendations, the Compensation Committee’s assessment of each of the other named executive officers’ fiscal 2018 performance and their upcoming responsibilities, and the other considerations described in this Compensation Discussion and Analysis, the Compensation Committee approved the following compensation elements for the other named executive officers:

Compensation Element	Other Named Executive Officer Compensation Decisions
Base Compensation	Base compensation stayed the same compared to base compensation for the prior compensation year.
Global Annual Bonus	Fiscal 2018 cash bonus, taken as a whole, increased an average of 18% in local currency, reflecting continued very strong Company and individual performance for fiscal 2018.
Long-Term Equity Compensation

The total target grant date fair value of the equity awards to be made in January 2019, taken as a whole, increased an average of 1% compared to fiscal 2018, 72% of which will be granted under the Key Executive Performance Share Program and the remaining 28% will be granted under the Accenture Leadership Performance Equity Award Program.

Role of Benchmarking

To support the Compensation Committee, the Compensation Committee’s independent compensation consultant, Pay Governance, performs extensive analyses focusing on executive compensation trends, compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals, pay-for-performance alignment and compensation levels of chief executive officers across our peer group companies. The Compensation Committee considers these analyses when determining the compensation of our named executive officers, including the chairman and chief executive officer.

In addition, the Company’s compensation consultant, Willis Towers Watson, prepares a report that includes a comparison of our named executive officers’ compensation to comparable roles within our proxy peer group companies, as well as the most recent available published survey data for similar roles across broader industry benchmarks. The Willis Towers Watson report serves as one input to consider along with company and individual performance, internal comparisons across our global management committee and alignment with our professional services compensation philosophy.

Because the future performance of neither the Company nor the companies in our peer group are known at the time that the compensation opportunities under the Company’s programs are established, the Compensation Committee also

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	42

considers an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the Compensation Committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized under “—Pay-for-Performance” above.

Fiscal 2018 Peer Group

The Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for our named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, the Compensation Committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:

•	Listed Company. Publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture’s;

•	Similar Business or Industry. Similar business or services operations in the industries and markets in which Accenture competes;
•	Comparable Revenues. Revenues within a range similar to Accenture’s revenues;

•	Competitor. Being a direct line-of-business competitor; and

•	Global Scale. Large, global companies with multiple lines of business.

The Compensation Committee believes the grouping below provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business.

PEER GROUP FOR ASSESSING FISCAL 2018 COMPENSATION[1]		◥

Aon plc	Hewlett Packard Enterprise Company

Automatic Data Processing, Inc.	Honeywell International Inc.

Chubb Limited	Intel Corporation

Cisco Systems, Inc.	International Business Machines Corporation

Cognizant Technology Solutions Corporation	Marsh & McLennan Companies, Inc.

DXC Technology Company	Microsoft Corporation

General Dynamics Corporation	Oracle Corporation

ACCENTURE VS. PEER GROUP[2]

1   During fiscal 2018, the Compensation Committee removed Lockheed Martin Corporation from the Company’s peer group following its corporate reorganization and added General Dynamics Corporation to the Company’s peer group.

2 Reflects the most recent fiscal year end results.

Net Revenue Accenture 61st Percentile 0 25 50 75 100 0 25 50 75 100
Market Capitalization Accenture 60th Percentile 0 25 50 75 100 0 25 50 75 100

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	43

COMPENSATION PROGRAMS

This section describes the elements of our named executive officers’ compensation, which consist of the following:

CASH COMPENSATION	◥	LONG-TERM EQUITY COMPENSATION	◥
• Base Compensation • Global Annual Bonus		• Key Executive Performance Share Program • Accenture Leadership Performance Equity Program • Voluntary Equity Investment Program

Cash Compensation

Cash compensation for Accenture’s named executive officers consists of 2 components: base compensation and the Global Annual Bonus, each of which is described below.

Base Compensation

Base compensation provides a fixed level of compensation to the named executive officers each year and reflects the named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect at the beginning of the compensation year, which begins on December 1 of each year.

Global Annual Bonus

The Global Annual Bonus is designed to tie pay to both individual and Company performance. Funds are accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against these targets and are subject to approval by the Compensation Committee. Once the program’s Company-wide funding for the year is finalized, individual payout is determined based on each eligible employee’s career level within the Company and individual performance rating. Payments for fiscal 2018 under this program are generally made in November through January depending on country of employment. The program is designed to give higher bonuses to top performers and to provide higher incentives as employees advance through our career levels. All members of Accenture Leadership (approximately 6,700 employees), in addition to our named executive officers, are generally eligible for the Global Annual Bonus.

Each of the named executive officers was assigned an annual target opportunity range that is a percentage of his or her base compensation. For Mr. Nanterme, this percentage ranged from zero to 350% of base compensation (for fiscal 2019, the range was increased to zero to 500%). For Mr. Rowland, this percentage ranged from zero to 175% of base compensation (for fiscal 2019, the range was increased to zero to 200%). For the other named executive officers, this percentage ranged from zero to 145% of base compensation. A named executive officer may earn more or less than his or her target award based upon the Company’s overall funding of the bonus pool under the plan and his or her individual annual performance rating, subject to a cap on the maximum payout. The Compensation Committee took the Company’s very strong performance in fiscal 2018 into consideration in approving an overall funding percentage for the Global Annual Bonus that was substantially funded.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	44

Long-Term Equity Compensation

Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute the most significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. With respect to fiscal 2018, equity compensation awards for our named executive officers were granted under the following 3 separate programs, which encourage retention and align the interests of eligible participants with our shareholders.

Program	Eligible Employees	Objective

Key Executive Performance Share Program	Named executive officers and other members of our global management committee	Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year period.

Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership	Recognize and reward high performers based on their individual performance and the Company’s performance, in each case, during the prior fiscal year.

Accenture Leadership Voluntary Equity Investment Program	Members of Accenture Leadership

Encourage share ownership through voluntary monthly purchases of shares via payroll deductions, with a 50% RSU matching grant opportunity upon satisfaction of program terms which vests in full after 2 years.

Our long-term equity compensation programs are part of a larger framework of compensation for all of our employees. As individuals assume more senior roles at the Company, they become eligible for additional equity compensation programs. As described above, our named executive officers and members of the global management committee are eligible for awards that are intended to reward their individual performance, align their pay with achievement of both annual and long-term performance goals and encourage them to acquire meaningful ownership stakes in Accenture.

Key Executive Performance Share Program

The Key Executive Performance Share Program is the primary program under which the Compensation Committee grants RSUs to the named executive officers and members of our global management committee and is intended to be the most significant single element of our named executive officers’ compensation over time. The program rewards these individuals for driving the Company’s business to meet performance objectives related to 2 metrics: operating income results and relative total shareholder return, in each case over a 3-year period. For grants made with respect to fiscal 2018, the Company continued its approach of weighting operating income results more heavily than total shareholder return. The compensation opportunity under these grants will be based on performance weighted 75% on cumulative operating income results and 25% on cumulative relative total shareholder return, in each case over a 3-year period. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the 3-year period. The Company believes this is important because it aligns a significant portion of the named executive officers’ realizable total direct compensation against performance over an extended period. For example, a period of poor performance against the Company’s operating income or relative total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.

Based on the Company’s cumulative operating income and relative total shareholder return for the 3-year period from fiscal 2016 through fiscal 2018, the 2016 Key Executive Performance Share Program awards vested at 116.2% of the target level (see also “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table—Key Executive Performance Share Program” below).

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program, for which all members of Accenture Leadership are eligible, is designed to recognize and reward high-performing members of Accenture Leadership for their performance in the most recently completed fiscal year and is funded based on overall Company performance. High-performing members of Accenture Leadership receive equity grants in the form of time-vesting RSUs based on their annual performance rating,

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	45

which awards will vest in equal installments over a 3-year period with shortened vesting schedules applicable to participants who are age 50 or older. Each of the named executive officers is eligible for grants under this program based on his or her annual performance rating for fiscal 2018. The number of RSUs granted to members of Accenture Leadership under this program may also be adjusted based on Company performance.

Voluntary Equity Investment Program

The Voluntary Equity Investment Program is a matching program that further encourages share ownership among all members of Accenture Leadership, who may designate up to 30% of their cash compensation to make monthly purchases of Accenture shares. Total contributions from all participating members of Accenture Leadership under this program may be limited at the discretion of the Compensation Committee. Following the end of the program year, participants who continue to be employed are awarded a 50% matching RSU grant that generally vests 2 years later, which enables members of Accenture Leadership to receive 1 RSU for every 2 shares they purchased during the year, provided they do not sell or transfer the purchased shares prior to the matching grant date (see also “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below).

Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. Like many of our peer companies and consistent with local market practices, these include premiums paid on life insurance policies, tax-return preparation services, and for Mr. Nanterme, the use of an automobile and driver, which Mr. Nanterme uses for security purposes and to maximize the time he is able to spend on the Company’s business. Mr. Casati, who is based in Singapore, receives a housing allowance and maintenance costs. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2018 is included in the “Summary Compensation Table” below.

ADDITIONAL INFORMATION

Equity Ownership Requirements

The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, each of the named executive officers is required to hold Accenture equity (which may include unvested equity) with a value equal to at least 6 times his or her base compensation by the 5th anniversary of becoming a named executive officer. Each of our named executive officers maintains ownership of Accenture equity in excess of the requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs, and the Company does not apply holding periods to any specific equity award beyond its vesting date(s).

Derivatives and Hedging

All employees, including our named executive officers, and members of the Board (or their designees) are prohibited from purchasing shares on margin or purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, whether or not such securities were acquired from Accenture’s equity compensation programs.

Pledging Company Securities

Our chairman and chief executive officer and the members of our global management committee, other key employees and members of the Board are prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.

Employment Agreements and Post-Termination Compensation

Each of the Company’s named executive officers has entered into an employment agreement with the Company’s local affiliate in the country in which he or she is employed. As more specifically described in “Potential Payments Upon Termination” below, certain of the employment agreements provide for various post-termination payments, some of which

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	46

are conditioned on compliance with non-competition and non-solicitation obligations following termination. In addition, members of Accenture Leadership employed in the United States, including Messrs. Rowland and van ’t Noordende and Ms. Sweet, are eligible for benefits under our Accenture Leadership Separation Benefits Plan, subject to, among other things, compliance with post-termination non-competition and non- solicitation obligations. The Company’s employment agreements and the Accenture Leadership Separation Benefits Plan do not include guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change in control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives.

Similarly, the Company does not contribute to pension plans for any of the current named executive officers and does not offer significant deferred cash compensation or other post-employment benefits to such officers.

Finally, members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents. For more information, see “Potential Payments Upon Termination” below.

No Change in Control Arrangements

As described above, the Company’s employment agreements do not contain guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change in control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control.

Clawback Policy

Accenture has a clawback policy that applies to both incentive cash bonus and equity-based incentive compensation awarded to the Company’s chairman and chief executive officer, members of the global management committee and approximately 240 of its most senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation Committee, the Company may seek to recoup any incentive-based compensation awarded to any executive subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (3) a lower award would have been made to the covered executive had it been based upon the restated financial results.

Under the terms of Mr. Nanterme’s employment agreement, a violation of his obligations of confidentiality, non-competition and/or non-solicitation would result in a repayment by him of 6 months of base compensation.

In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. In the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees) or in the event the named executive officer is terminated for cause (which generally includes engaging in any activity that the executive knows or should know would harm the business or reputation of Accenture or continued material failure to meet performance standards), the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	47

Compensation Risk Assessment and Management

In fiscal 2018, management performed an annual comprehensive review for the Compensation Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:

•	Governance Structure. Compensation programs operate within a governance and review structure that serves and supports risk mitigation;

•	Compensation Committee Oversight. The Compensation Committee approves performance awards for our chairman and chief executive officer and members of our global management committee after reviewing corporate and individual performance;

•	Vesting Conditions. Vesting of performance-based equity awards, the most significant element of our named executive officers’ compensation opportunity over time, is determined based on achievement of 2 metrics, measured on a cumulative basis, over a 3-year period (operating income relative to plan for the program and total shareholder return relative to a peer group);
•	Balanced Incentives. Our compensation program includes a balance of annual and long-term incentive opportunities and of fixed and variable features;

•	Multiple Performance Objectives. Focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance; and

•	Equity Ownership Requirements. Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information—Equity Ownership Requirements” above).

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	48

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the Compensation Committee:

The Compensation Committee

Marjorie Magner, Chair

Herbert Hainer

Nancy McKinstry

Paula A. Price

Arun Sarin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed solely of independent directors. During fiscal 2018, the following directors served on our Compensation Committee: Marjorie Magner, Herbert Hainer, William L. Kimsey, Nancy McKinstry, Paula A. Price, and Arun Sarin. During fiscal 2018, no member of our Compensation Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2018.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	49

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2016, 2017 and 2018. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Year	Salary($)	Bonus($)	Stock Awards($)(3)	Option Awards($)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)		All Other Compensation($)(5)	Total($)
Pierre Nanterme(1)
Chairman and Chief Executive Officer
2018	$1,077,050	—	$17,399,663	—	$3,704,013	—		$118,448	$22,299,174
2017	$978,649	—	$15,736,152	—	$2,982,998	—		$106,310	$19,804,109
2016	$957,585	$1,000,000	$13,340,225	—	$3,121,877	—		$80,156	$18,499,843
David P. Rowland
Chief Financial Officer
2018	$1,136,125	—	$3,622,012	—	$1,918,631	—		$9,071	$6,685,839
2017	$1,136,125	—	$3,335,909	—	$1,640,280	$19,647	(6)	$38,442	$6,170,403
2016	$1,136,125	—	$2,654,261	—	$1,613,875	$94,075	(6)	$37,647	$5,535,983
Gianfranco Casati(2)
Group Chief Executive—Growth Markets
2018	$1,108,990	—	$3,076,423	—	$1,471,492	—		$197,699	$5,854,604
2017	$1,015,975	—	$3,066,513	—	$1,157,922	—		$211,562	$5,451,972
2016	$967,329	—	$2,439,681	—	$1,225,760	—		$242,800	$4,875,570
Alexander M. van ‘t Noordende
Group Chief Executive—Products
2018	$1,136,125	—	$3,551,890	—	$1,507,496	—		$5,215	$6,200,726
2017	$1,136,125	—	$3,455,206	—	$1,359,090	—		$9,299	$5,959,720
2016	$1,136,125	—	$2,807,747	—	$1,476,963	—		$7,960	$5,428,795
Julie Sweet
Chief Executive Officer—North America
2018	$1,136,125	—	$3,243,034	—	$1,507,496	—		$12,900	$5,899,555
2017	$1,136,125	—	$3,193,838	—	$1,225,992	—		$25,811	$5,581,766
2016	$1,136,125	—	$2,500,335	—	$1,431,518	—		$6,009	$5,073,987

(1)

Mr. Nanterme is based in Europe and is compensated in euros. We converted his compensation to U.S. dollars at an exchange rate of 0.83693, which was the average of the monthly translation rates for fiscal 2018.

(2)

Mr. Casati is based in Singapore and is compensated in Singapore dollars. We converted his compensation to U.S. dollars at an exchange rate of 1.34131, which was the average of the monthly translation rates for fiscal 2018.

(3)

Represents aggregate grant date fair value of stock awards granted during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. For more information, please refer to Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2018. Terms of the stock awards for fiscal 2018 performance are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above and for awards granted in 2018 in “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below. With respect to amounts included for the Key Executive Performance Share Program awards, the estimate of the grant date fair value determined in accordance with Topic 718, which is based on probable outcome as of the grant date, assumes vesting between target and maximum. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	50

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Mr. Nanterme	2018	$15,149,664	$20,999,881
	2017	$14,546,213	$20,249,949
	2016	$12,150,291	$16,987,475
Mr. Rowland	2018	$ 2,597,076	$ 3,599,966
	2017	$ 2,585,967	$ 3,599,954
	2016	$ 1,904,296	$ 2,662,419
Mr. Casati	2018	$ 2,326,526	$ 3,224,941
	2017	$ 2,316,571	$ 3,224,925
	2016	$ 1,689,716	$ 2,362,412
Mr. van ’t Noordende	2018	$ 2,326,526	$ 3,224,941
	2017	$ 2,316,571	$ 3,224,925
	2016	$ 1,689,716	$ 2,362,412
Ms. Sweet	2018	$ 2,326,526	$ 3,224,941
	2017	$ 2,316,571	$ 3,224,925
	2016	$ 1,689,716	$ 2,362,412

As described above under “Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program,” awards under our Accenture Leadership Performance Equity Award Program are typically granted in January in recognition of prior fiscal year performance. Thus, a portion of the amounts reported under “Stock Awards” each year in the Summary Compensation Table was granted in recognition of the prior fiscal year’s performance.

(4)

Amounts reflect payments that were made under the Global Annual Bonus program with respect to the 2018, 2017 and 2016 fiscal years, respectively. The terms of the Global Annual Bonus are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” above.

(5)

The incremental costs of perquisites and other personal benefits provided to Mr. Nanterme for fiscal 2018 were $75,667 for a car and driver and $20,177 for tax preparation fees. The incremental cost of Mr. Nanterme’s car and driver, which Mr. Nanterme uses for security purposes and to maximize the time he is able to spend on the Company’s business, was computed based on the actual fees paid to a service provider. The incremental costs of perquisites and other personal benefits provided to Mr. Casati for fiscal 2018 were $192,082 for a housing allowance and maintenance costs, $2,035 for tax preparation fees and $303 for a health insurance premium payment.

Also included for fiscal 2018 are life insurance premium payments of $10,971 for Mr. Nanterme, $8,195 for Mr. Rowland, $3,279 for Mr. Casati, $4,362 for Mr. van ’t Noordende and $3,956 for Ms. Sweet, and payments of $876 to Mr. Rowland, $853 to Mr. van ’t Noordende and $8,944 to Ms. Sweet as reimbursement for excess taxes paid by them in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. These services resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which excesses were reimbursed by the Company. The amounts further include $11,633 for Mr. Nanterme for profit sharing contributions mandated by French law.

Also, in accordance with applicable SEC rules, the value of dividend equivalents credited or otherwise allocated to RSUs in the form of additional RSUs with the same vesting terms as the original awards is not included in the “All Other Compensation” column because their value is factored into the grant date fair value of RSU awards. Additional RSUs awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Ms. Sweet and Messrs. Rowland and van ’t Noordende for fiscal 2018 are not included because the aggregate incremental value of these items was less than $10,000.

(6)

In fiscal 2017, Mr. Rowland received a lump sum payment in connection with the termination of the pension plan, and he is no longer entitled to any benefits under this plan. He became a participant in the pension plan prior to assuming a leadership role at the Company.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	51

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2018 under any incentive plan.

	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(#)		Grant Date Fair Value of Stock and Option Awards($)(2)
Name			Threshold($)	Target($)	Maximum($)	Threshold(#)		Target(#)		Maximum(#)
Pierre Nanterme	1/1/2018	10/25/2017	—	—	—	45,506	(3)	91,012	(3)	136,518	(3)	—		$15,149,665
	1/1/2018	10/25/2017	—	—	—	—		—		—		14,627	(4)	$2,249,998
	10/25/2017	10/25/2017	—	$2,150,718	$3,763,756	—		—		—		—		—
David P. Rowland	1/1/2018	10/25/2017	—	—	—	7,801	(3)	15,602	(3)	23,403	(3)	—		$2,597,076
	1/1/2018	10/25/2017	—	—	—	—		—		—		6,663	(4)	$1,024,936
	10/25/2017	10/25/2017	—	$1,406,523	$1,988,219	—		—		—		—		—
Gianfranco Casati	1/1/2018	10/25/2017	—	—	—	6,988	(3)	13,977	(3)	20,965	(3)	—		$2,326,526
	1/1/2018	10/25/2017	—	—	—	—		—		—		4,875	(4)	$749,897
	10/25/2017	10/25/2017	—	$1,114,535	$1,608,036	—		—		—		—		—
Alexander M. van ‘t Noordende	1/1/2018	10/25/2017	—	—	—	6,988	(3)	13,977	(3)	20,965	(3)	—		$2,326,526
	1/1/2018	10/25/2017	—	—	—	—		—		—		5,688	(4)	$874,957
	1/5/2018	7/18/2017	—	—	—	—		—		—		2,610	(5)	$350,407
	10/25/2017	10/25/2017	—	$1,141,806	$1,647,381	—		—		—		—		—
Julie Sweet	1/1/2018	10/25/2017	—	—	—	6,988	(3)	13,977	(3)	20,965	(3)	—		$2,326,526
	1/1/2018	10/25/2017	—	—	—	—		—		—		4,875	(4)	$749,897
	1/5/2018	7/18/2017	—	—	—	—		—		—		1,241	(5)	$166,611
	10/25/2017	10/25/2017	—	$1,141,806	$1,647,381	—		—		—		—		—

(1)

Represents cash award target opportunity range made pursuant to the Global Annual Bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above. For Mr. Nanterme, the cash award target was 200% of his base compensation, for Mr. Rowland, the cash award target was 124% of his base compensation, and for the other named executive officers, the cash award target was, on average, 101% of base compensation. The amounts for Mr. Nanterme, who is compensated in euros, and Mr. Casati, who is compensated in Singapore dollars, were converted into U.S. dollars at exchange rates of 0.83693 and 1.34131, respectively, which were the averages of the monthly translation rates for fiscal 2018. For the actual amounts to be paid to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the highest end of the target opportunity range.

(2)

Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2018 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.

(3)

Reflects RSU grants made pursuant to the 2018 Key Executive Performance Share Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above.

(4)

Represents RSU grant made pursuant to the 2018 Accenture Leadership Performance Equity Award Program in recognition of fiscal year 2017 performance, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.

(5)

Represents matching RSU grant made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

NARRATIVE SUPPLEMENT TO SUMMARY COMPENSATION TABLE AND TO GRANTS OF PLAN-BASED AWARDS TABLE

Global Annual Bonus

Our Global Annual Bonus program is described under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above.

Key Executive Performance Share Program

Our Key Executive Performance Share Program is described generally under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2018 pursuant to the Key Executive Performance Share Program, which have a 3-year performance period beginning on September 1, 2017 and ending on August 31, 2020. The Compensation Committee determined that the compensation opportunity under these grants will be based on performance weighted 75% on cumulative program-specific operating income results and 25% on cumulative relative total shareholder return, in each case over that 3-year period.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	52

•

Operating income results. Up to 75% of the total RSUs granted to a named executive officer on January 1, 2018 under this program will vest, if at all, at the end of the 3-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation Committee approves an operating income plan for this program that the Compensation Committee deems to be challenging. The aggregate of these 3 annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the 3 years. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

Performance Level	Accenture Performance Rate Versus Target	Percentage of RSUs Granted That Vest (Out of a Maximum of 75%)
Maximum	110% or greater	75%
Target	100%	50%
Threshold	80%	25%
Below Threshold	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

•

Relative total shareholder return. Up to 25% of the total RSUs granted to a named executive officer on January 1, 2018 under this program will vest, if at all, at the end of the 3-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Relative total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2020), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2017). In order to compare Accenture’s relative total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage vesting of RSUs as follows:

Performance Level	Accenture Percentile Rank (Measured as a Percentile)	Percentage of RSUs Granted That Vest (Out of a Maximum of 25%)
Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	17%
Threshold	Accenture is ranked at the 40th percentile	8%
Below Threshold	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	53

The following comparison companies, together with the S&P 500 Total Return Index, are used for measuring relative total shareholder return for the 2018 Key Executive Performance Share Program. These companies were chosen in advance of the 2018 compensation year.

KEY EXECUTIVE PERFORMANCE SHARE PROGRAM PEER GROUP		◥

Aon plc	Intel Corporation

Automatic Data Processing, Inc.	International Business Machines Corporation

Cap Gemini S.A.	Marsh & McLennan Companies, Inc.

Cisco Systems, Inc.	Microsoft Corporation

Cognizant Technology Solutions Corporation	Oracle Corporation

DXC Technology Company	SAP SE

Infosys Limited	S&P 500 Total Return Index

This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the group of companies included in our peer group of companies used for benchmarking executive compensation generally and identified under “Compensation Discussion and Analysis—Fiscal 2018 Compensation Decisions—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a better comparative group for purposes of evaluating relative total shareholder return.

Accenture shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2017 and January 1, 2018, and each, except Ms. Sweet, was eligible for provisional age-based vesting as of the grant dates. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 50 and completing 15 years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed. The vesting schedules for the Key Executive Performance Share Program awards that were outstanding at the end of fiscal year 2018 are set forth in footnote 4 to the “Outstanding Equity Awards at August 31, 2018” table below.

The terms of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program is described generally under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above. As described in such section, awards under this program are generally granted in January in recognition of prior fiscal year performance.

Grants under the Accenture Leadership Performance Equity Award Program vest in 3 equal annual installments on each January 1 following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with a one-month vesting period applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied for all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2018, as further shown in the “Stock Vested in Fiscal 2018” table below. The actual vesting schedules for these awards outstanding at fiscal year-end are set forth in footnote 1 to the “Outstanding Equity Awards at August 31, 2018” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	54

Voluntary Equity Investment Program

Under the Voluntary Equity Investment Program, members of Accenture Leadership, including all of our named executive officers, where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for contributions made in the previous month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of 1 RSU for every 2 shares that have been purchased during the previous program year and that have not been sold or transferred prior to the awarding of the matching grant. This matching grant will generally vest in full 2 years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total contributions from all participating members of Accenture Leadership under this program may be limited at the discretion of the Compensation Committee. In the last completed program year, which ran from January to December 2017, Ms. Sweet and Mr. van ’t Noordende participated in the Voluntary Equity Investment Program and, based on her and his purchases through the program, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2018 as indicated above.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Clawback Policy

Our equity awards are subject to clawback under specified conditions, as described under “Compensation Discussion and Analysis—Additional Information—Clawback Policy” above.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	55

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2018

The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Pierre Nanterme	—	—	315,220	$53,294,245
David Rowland	—	—	55,166	$ 9,326,916
Gianfranco Casati	—	—	49,418	$ 8,355,101
Alexander M. van ’t Noordende	8,056	$1,362,028	49,418	$ 8,355,101
Julie Sweet	29,965	$5,066,183	49,418	$ 8,355,101

(1)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Mr. van ’t Noordende	2018 Accenture Leadership Performance Equity Award Program	January 1, 2018	1,913	In full on January 1, 2019
	2016 Voluntary Equity Investment Program	January 5, 2017	3,510	In full on January 5, 2019
	2017 Voluntary Equity Investment Program	January 5, 2018	2,633	In full on January 5, 2020
Ms. Sweet	2017 Accenture Leadership Performance Equity Award Program	January 1, 2017	4,386	In 2 installments: 2,192 on January 1, 2019, and 2,194 on January 1, 2020
	2018 Accenture Leadership Performance Equity Award Program	January 1, 2018	4,918	In 2 installments: 1,638 on January 1, 2019, and 3,280 on January 1, 2020
	2016 Voluntary Equity Investment Program	January 5, 2017	1,151	In full on January 5, 2019
	2017 Voluntary Equity Investment Program	January 5, 2018	1,252	In full on January 5, 2020
	2016 Key Executive Performance Share Program	January 1, 2016	18,258	In full on October 23, 2018

(2)

Pursuant to the provisional age-based vesting conditions of their awards under the 2016 Key Executive Performance Share Program, the awards to each of the named executive officers, except Ms. Sweet, under the program are treated as having vested as of August 31, 2018. See the “Stock Vested in Fiscal 2018” table below.

(3)	Values determined based on August 31, 2018 closing market price of Accenture plc Class A ordinary shares of $169.07 per share.

(4)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Fiscal Year: Award Date: Based on Plan Achievement Level:	2017 January 1, 2017 Maximum	2018 January 1, 2018 Maximum

Mr. Nanterme	177,523	137,697

Mr. Rowland	31,561	23,605

Mr. Casati	28,272	21,146

Mr. van ’t Noordende	28,272	21,146

Ms. Sweet	28,272	21,146

RSUs granted pursuant to the 2017 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2016 and ending August 31, 2019 as determined by the Compensation Committee following the end of fiscal 2019. RSUs granted pursuant to the fiscal 2018 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2017 and ending August 31, 2020 as determined by the Compensation Committee following the end of fiscal 2020. The terms of the 2018 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

Results for the 2017 and 2018 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the target and maximum levels for the 2017 and 2018 Key Executive Performance Share Program, the amounts reflected in the column with respect to that program are the maximum amount.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	56

STOCK VESTED IN FISCAL 2018

The table below sets forth the number of shares acquired in fiscal 2018 as a result of the vesting of RSUs awarded to our named executive officers under our compensatory equity programs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)(2)

Pierre Nanterme	145,904	$24,515,280

David P. Rowland	29,414	$ 4,877,771

Gianfranco Casati	23,133	$ 3,865,044

Alexander M. van ‘t Noordende	30,279	$ 4,969,261

Julie Sweet	25,877	$ 3,729,335

(1)

Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” and “—Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Mr. Nanterme	2016 Key Executive Performance Share Program(a)	131,277	8/31/2018
	2018 Accenture Leadership Performance Equity Award Program	14,627	2/1/2018
Mr. Rowland	2016 Key Executive Performance Share Program(a)	20,577	8/31/2018
	2017 Accenture Leadership Performance Equity Award Program	2,174	1/1/2018
	2018 Accenture Leadership Performance Equity Award Program	6,663	2/1/2018
Mr. Casati	2016 Key Executive Performance Share Program(a)	18,258	8/31/2018
	2018 Accenture Leadership Performance Equity Award Program	4,875	2/1/2018
Mr. van ’t Noordende	2016 Key Executive Performance Share Program(a)	18,258	8/31/2018
	2017 Accenture Leadership Performance Equity Award Program	4,347	1/1/2018
	2018 Accenture Leadership Performance Equity Award Program	3,792	2/1/2018
	2015 Voluntary Equity Investment Program	3,882	1/5/2018
Ms. Sweet	2015 Key Executive Performance Share Program(b)	20,568	10/25/2017
	2016 Accenture Leadership Performance Equity Award Program	2,497	7/19/2018
	2017 Accenture Leadership Performance Equity Award Program	2,171	1/1/2018
	2015 Voluntary Equity Investment Program	641	1/5/2018

(a)

Vesting of the 2016 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2015 and ended August 31, 2018, was determined by the Compensation Committee on October 23, 2018, the stated vesting date. Pursuant to the 2016 Key Executive Performance Share Program, 116.2% of the target award of RSUs vested on October 23, 2018, after the end of fiscal 2018, based on the Company’s achievement of specified performance criteria over the 3-year performance period. Because as of August 31, 2018, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date. None of the awards under this program actually vested until the stated vesting date of October 23, 2018. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

(b)

Vesting of the 2015 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2014 and ended August 31, 2017, was determined by the Compensation Committee on October 25, 2017, the stated vesting date. Pursuant to the 2015 Key Executive Performance Share Program, 110.6% of the target award of RSUs vested on October 25, 2017, after the end of fiscal 2017, based on the Company’s achievement of specified performance criteria over the 3-year performance period. Because as of August 31, 2017, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them were treated as having vested in full as of that date. None of the awards under this program actually vested until the stated vesting date of October 25, 2017. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

(2)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	57

POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreements

Mr. Nanterme is entitled to specified payments in connection with the termination of his employment under his employment agreement and the requirements of French law. Mr. Nanterme’s employment agreement includes the following provisions:

•

payments for his post-employment non-competition and non-solicitation obligations, equal to 12 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination), except that those payments can be reduced or limited to the extent the Company chooses not to enforce the non-competition and non-solicitation obligations. Such amounts are payable monthly over the 12-month period following termination;

•

3 months’ notice (or payment of 3 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination) in lieu of notice) except in the case of serious or gross misconduct, payable in a lump sum; and

•

except in the case of voluntary resignation, a severance payment under the collective bargaining agreement that applies under French law to all Accenture employees in France, equal to one-third of a month of base and bonus compensation (based on the average amount received over the 12 months preceding termination) per year of service, up to a maximum of 12 months, payable in a lump sum.

Mr. Casati is subject to our standard employment agreement for members of Accenture Leadership in Singapore that provides for certain post-termination payments. Mr. Casati’s employment agreement includes the following provisions:

•

payments for his post-employment non-competition and non-solicitation obligations, equal to his annual base compensation, except that the Company will not be obligated to make such payments in the event it waives the non-competition and non-solicitation obligations on or before termination. Such amounts are payable in two installments, the first within 30 days following termination and the second within 30 days following the 12-month anniversary of termination; and

•	4 months’ notice for termination (or payment of 4 months’ base compensation in lieu of notice), except in the event of termination for cause, payable in a lump sum.

If the employment of Mr. Nanterme or Mr. Casati had been terminated as of August 31, 2018 (the last business day of fiscal 2018), they would have been entitled to receive the following amounts pursuant to their respective employment agreements:

	Aggregate Termination Payments
Name	Voluntary Termination($)(1)	Involuntary Termination Without Notice($)(2)

Pierre Nanterme(3)	$4,060,048	$9,022,329

Gianfranco Casati(4)	$1,108,990	$1,478,653

(1)

Amounts shown in this column reflect the following: (a) for Mr. Nanterme, an amount equal to 12 months of his fiscal 2018 base compensation and his fiscal 2017 Non-Equity Incentive Plan Compensation amount; and (b) for Mr. Casati, an amount equal to 12 months of his fiscal 2018 base compensation. Such payments are conditioned upon the executive’s continued compliance with the non-competition and non-solicitation obligations set forth in the relevant executive’s employment agreement for a period of 12 months following termination of employment.

(2)

Amounts shown in this column reflect the following: (a) for Mr. Nanterme, an amount equal to (x) 12 months of his fiscal 2018 base compensation and his fiscal 2017 Non-Equity Incentive Plan Compensation amount (y) 11 and 2/3 months of his fiscal 2018 base compensation and fiscal 2017 Non-Equity Incentive Plan Compensation amount and (z) 3 months of his fiscal 2018 base compensation and fiscal 2017 Non-Equity Incentive Plan Compensation amount; and (b) for Mr. Casati, an amount equal to (x) 12 months of his fiscal 2018 base compensation and (y) 4 months of his fiscal 2018 base compensation.

(3)

Mr. Nanterme is based in Europe and is compensated in euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 0.83693, which was the average of the monthly translation rates for fiscal 2018, and the amount he would be entitled to receive with respect of his fiscal 2017 Non-Equity Incentive Plan Compensation amounts at an exchange rate of 0.91284, which was the average of the monthly translation rates for fiscal 2017.

(4)

Mr. Casati is based in Singapore and is compensated in Singapore dollars. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 1.34131, which was the average of the monthly translation rates for fiscal 2018.

U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree

Medical Benefits Program

Members of Accenture Leadership employed in the United States, including Ms. Sweet and Messrs. Rowland and van ’t Noordende, are eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan and our U.S. Retiree Medical Benefits Program. Estimated benefits under these plans are summarized in the table below.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	58

With respect to our most senior leaders, the U.S. Accenture Leadership Separation Benefits Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the employment of a member of Accenture Leadership is involuntarily terminated, other than for “cause” (as defined under the plan) or certain other exceptions listed in the plan relating to terminations following a leave of absence or in connection with a business transaction where the individual is offered a position with a successor, the terminated executive is entitled to receive the following:

•

if the termination is for reasons unrelated to performance: (1) an amount equal to 6 months of base compensation, plus (2) 1 week of base compensation for each completed year of service (up to an additional 8 weeks of base compensation), plus (3) a $12,000 COBRA payment (which is related to health and dental benefits); or

•	if the termination is for reasons related to performance: (1) an amount equal to 4 months of base compensation, plus (2) an $8,000 COBRA payment.

All such payments will be made in a lump sum unless we elect to provide the payments on a payroll-by-payroll basis. In addition, under this plan, members of Accenture Leadership who are involuntarily terminated, other than for cause, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person.

Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents.

The following table sets forth estimated benefits under the U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program for the named executive officers who are or were employed in the United States during fiscal 2018.

	U.S. Accenture Leadership Separation Benefits Plan		U.S. Retiree Medical Benefits Program
	Potential Payments if Termination is for Reasons Unrelated to Performance($)(1)	Potential Payments if Termination is for Reasons Related to Performance($)(2)	Estimated Present Value of Future Benefits($)(3)

David P. Rowland	$765,851	$397,708	$276,341

Alexander M. van ‘t Noordende	$765,851	$397,708	$300,567

Julie Sweet	$765,851	$397,708	—

(1)

Amounts shown in this column reflect for each applicable named executive officer: (a) an amount equal to 6 months plus 8 weeks of his or her annual base compensation, (b) a $12,000 COBRA payment and (c) $11,000 of outplacement services.

(2)

Amounts shown in this column reflect for each applicable named executive officer: (a) an amount equal to 4 months of his or her annual base compensation, (b) an $8,000 COBRA payment and (c) $11,000 of outplacement services.

(3)

The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 31, 2018 (the last business day of fiscal 2018) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 4.00% and (c) using mortality rates from U.S. mortality tables released by the Society of Actuaries. Ms. Sweet would not have been eligible for this retirement benefit because she had not achieved 10 years of service as of August 31, 2018, and therefore no amount is shown in respect of her retirement.

Long-Term Equity Compensation

Death or Disability

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of the Key Executive Performance Share Program awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.

With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2018 (based on the closing price per share on August 31, 2018) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2018” table above. Although vesting cannot yet be determined

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	59

for the 2017 and 2018 Key Executive Performance Share Program awards, as results to date indicate achievement between the target and maximum levels for both programs, maximum amounts are included in that table with respect to both programs.

Other Terminations

The terms of our equity grant agreements for the Accenture Leadership Performance Equity Award Program also provide that, in the event of an involuntary termination of the program participant’s employment, RSUs scheduled to vest within 12 months of termination immediately vest. However, shares underlying such RSUs will not be delivered until after the scheduled vesting date unless the program participant dies before such date.

The terms of our equity grant agreements for the Voluntary Equity Investment Program provide that (1) in the event of an involuntary termination of the program participant’s employment prior to the first anniversary of the grant date, 50% of the RSUs will immediately vest and (2) in the event of an involuntary termination that occurs on or after the first anniversary of the grant date, all of the RSUs will immediately vest. In both cases, however, the shares underlying the RSUs will not be delivered until after the scheduled vesting date, unless the program participant dies before such date.

The terms of our equity grant agreements for the Key Executive Performance Share Program also provide for provisional vesting of the awards in the event of (1) voluntary termination of the program participant’s employment after reaching age 50 and completing 15 years of continuous service or (2) involuntary termination. In such cases, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed.

Qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 receive a cash payment in recognition of their prior fiscal year performance rather than receiving the shares underlying RSUs under the Accenture Leadership Performance Equity Award Program that they would have received had they not retired before that date.

The following table sets forth the amounts each named executive officer would have been entitled to receive under these provisions if his or her employment had been terminated as of August 31, 2018:

Name	Vesting of Equity Award following Voluntary Termination($)(1)(2)	Vesting of Equity Award following Involuntary Termination($)(1)(2)	Cash Payment in Lieu of Equity Award Following Retirement($)(3)

Pierre Nanterme	$27,738,202	$27,738,202	—

David P. Rowland	$ 6,211,069	$ 6,211,069	$1,225,000

Gianfranco Casati	$ 4,373,485	$ 4,373,485	$ 750,000

Alexander M. van ‘t Noordende	$ 4,373,485	$ 5,511,737	$ 500,000

Julie Sweet	$ 3,083,411	$ 8,403,807	—

(1)

The amounts in this column reflect the aggregate value of the vesting of RSU awards previously granted to the named executive officers under the termination provisions described above. Although vesting cannot yet be determined for the 2017 and 2018 Key Executive Performance Share Program awards, as results to date to indicate achievement between the target and maximum levels for both programs, vesting is reflected at the maximum amounts with respect to both programs.

(2)	Values determined based on the August 31, 2018 closing market price of Accenture plc’s Class A ordinary shares of $169.07 per share.

(3)

Mr. Nanterme does not qualify for this retirement benefit, and therefore no amount is shown in respect of his retirement. For Messrs. Rowland, Casati and van ’t Noordende, amounts shown in this column reflect the applicable portions of the grant date fair value of RSU awards to be made to them in January 2019 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation Committee following the end of fiscal 2018. For Ms. Sweet, no portion of the RSU award to be made to her in January 2019 under the Accenture Leadership Performance Equity Award Program would qualify for this treatment.

PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee.

Our Employees

As of August 31, 2018, we employed approximately 459,000 people in 52 countries. Because of the geographical distribution of our workforce, our compensation program reflects many factors to determine how we compensate our employees in different countries around the world.

ACCENTURE 2018 PROXY STATEMENT	Executive Compensation	60

Our Fiscal 2018 Pay Ratio

Applying a cost-of-living adjustment, our median employee was located in India, with annual total compensation of $40,206. Comparing this to the annual total compensation of our chief executive officer of $22,299,174, our pay ratio was 555:1. Without the cost-of-living adjustment, the median employee would also have been located in India, with annual total compensation of $18,246, resulting in a ratio of 1,222:1.

Pay Ratio Methodology

Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology:

•

Identifying the Global Employee Population. We used our global employee population as of August 31, 2018 and excluded the following employees, who represent less than 1% of our employees: (i) 4,397 from businesses mainly in the digital space that we acquired during fiscal 2018, and (ii) 67 in Andorra, 78 in Puerto Rico and 16 in Taiwan. As a result of these exclusions, we considered a population of 454,614 employees.

•

Identifying the Median Employee. We used annual base salary as of August 31, 2018 and applied the World Bank’s Purchasing Power Parity conversion factors to adjust the employees’ base salary and the median employee’s annual total compensation to the cost-of-living in France, where our chairman and chief executive officer resides. For employees with the same median base salary, we calculated their annual total compensation and identified the median of this group. Without the cost-of-living adjustment, we selected the median employee with a compensation profile that was more representative of our employee population. Foreign currencies were converted into U.S. dollars using the average of the monthly translation rates for fiscal 2018.

•

Additional Information. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

ACCENTURE 2018 PROXY STATEMENT	61

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of independent directors, each of whom meets the independence and experience requirements set forth by the SEC and the NYSE. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Companies Act 2014.

The Audit Committee operates pursuant to a written charter, which may be accessed through the Governance Principles section of our website at https://accenture.com/us-en/company-principles. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. As part of the Audit Committee’s oversight function, the Audit Committee:

•	Reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG;

•	Reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chairman and chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;

•	Discussed with KPMG the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board and Rule 2-07 of SEC Regulation S-X; and

•	Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2018 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2019 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2020 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the Audit Committee:

The Audit Committee

Paula A. Price, Chair

Jaime Ardila

Venkata (Murthy) Renduchintala (Joined April 12, 2018)

Tracey T. Travis

ACCENTURE 2018 PROXY STATEMENT	Audit	62

PROPOSAL 3: NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2019. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. KPMG has served as our auditor since 2002, and we believe that the continued retention of KPMG is in the best interests of the Company and its shareholders. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things: the historical and recent performance of our current independent auditor; external data on audit quality and performance, including PCAOB reports; the capabilities, audit approach, industry experience, independence and tenure of the audit firm. To help ensure the independence of our auditor, the Audit Committee periodically considers the rotation of our independent auditor and the advisability and potential impact of selecting a different independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of KPMG’s lead engagement partner.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.

As required under Irish law, the resolution in respect of Proposal 3 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 3 IS AS FOLLOWS:

“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2020 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

The Board recommends that you vote FOR the non-binding ratification of the appointment of KPMG as independent registered public accounting firm and the binding authorization of the Board, acting through the Audit Committee, to determine KPMGs remuneration.

ACCENTURE 2018 PROXY STATEMENT	Audit	63

INDEPENDENT AUDITOR’S FEES

The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2018 and August 31, 2017.

	2018	2017
	(in thousands)
Audit Fees(1)	$18,853	$17,203
Audit-Related Fees(2)	974	2,154
Tax Fees(3)	1,247	1,068
All Other Fees(4)	4	9
Total Fees	$21,078	$20,434

(1)

Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s and Accenture Holdings’ (with respect to 2017) annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture’s internal control over financial reporting.

(2)

Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s and Accenture Holdings’ (with respect to 2017) financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans and fees for merger and acquisition due diligence services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products provided by KPMG for tax compliance, tax advice and tax planning.

(4)

All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. These fees include other consulting services. The Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

ACCENTURE 2018 PROXY STATEMENT	64

ANNUAL IRISH LAW PROPOSALS

PROPOSAL 4: BOARD AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2018 annual general meeting, will expire on August 7, 2019. We are presenting this Proposal 4 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to a maximum of 33% of our issued ordinary share capital as of December 3, 2018 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 4 IS AS FOLLOWS:

“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $23,653.51 (219,856,520 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 3, 2018 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board recommends that you vote "FOR" granting the Board authority to issue shares under Proposal 4.

ACCENTURE 2018 PROXY STATEMENT	Annual Irish Law Proposals	65

PROPOSAL 5: BOARD AUTHORITY TO OPT-OUT OF PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Because our current authority will expire on August 7, 2019, we are presenting this Proposal 5 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of Proposal 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 4.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 5 IS AS FOLLOWS:

“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 4 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 4 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $3,583.87 (33,311,594 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 3, 2018 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board recommends that you vote FOR granting the Board authority to opt-out of pre-emption rights under Proposal 5.

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PROPOSAL 6: DETERMINE PRICE RANGE FOR RE-ALLOTMENT OF TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury shares. Our executive compensation program, the 2010 Employee Share Purchase Program, and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-allot any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-allotted, except as described below. Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.

As required under Irish law, the resolution in respect of Proposal 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 6 IS AS FOLLOWS:

“As a special resolution, that the re-allotment price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be re-allotted shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be re-allotted shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.

(b) The minimum price at which a treasury Class A ordinary share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.

(c) The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Companies Act 2014.”

The Board recommends that you vote "FOR" the determination of the price range at which Accenture plc can re-allot shares that it acquires as treasury shares.

ACCENTURE 2018 PROXY STATEMENT	67

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended August 31, 2018 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 3, 2018. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.

WHAT IS THE DATE, TIME AND LOCATION OF THE ANNUAL MEETING?

We will hold the Annual Meeting at 12:00 pm local time on Friday, February 1, 2019, at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

WHO IS ENTITLED TO VOTE?

The Board has set December 3, 2018 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to receive notice of, and to attend and vote at, the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.

As of the close of business on the record date, there were 665,541,059 Class A ordinary shares outstanding (which includes 28,092,464 shares held by Accenture) and 650,821 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy by the voting deadlines set forth below.

HOW DO I VOTE?

Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote in any of the following ways:

•	By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.

•	Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.
•	By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. You may also appoint a proxy to attend, speak and vote your shares at the Annual Meeting by submitting the proxy card (or proxy form set out in section 184 of the Companies Act 2014) and delivering such proxy to the Company Secretary at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. The proxy need not be a registered shareholder. Proxies must be received by the deadlines set forth below under “What Are the Deadlines to Submit My Vote?”

ACCENTURE 2018 PROXY STATEMENT	Questions and Answers	68

If you sign and return your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

•	By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.

•	In Person: Attend the Annual Meeting in Dublin or send a personal representative with an appropriate proxy to vote by poll card at the meeting. Please contact our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME,

HOW DO I VOTE?

If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

IF I AM A CURRENT OR FORMER ACCENTURE EMPLOYEE WITH

EMPLOYEE PLAN SHARES, HOW DO I VOTE?

If you are a current or former Accenture employee with shares received through our employee plans and held by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by MSSB and/or UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered shareholders. If you vote your plan shares by 11:59 pm EST on January 29, 2019, MSSB and/or UBS will vote the shares as you have directed.

It is important that you direct MSSB and/or UBS how to vote your shares. If voting instructions are not received on time by MSSB, MSSB will not vote your shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote your shares on non-routine proposals (Proposals 1 and 2). UBS will, however, vote your shares on routine proposals (Proposals 3, 4, 5 and 6) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

Participants with shares received through employee plans may attend the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below. Shares held through MSSB and/or UBS, however, can only be voted as described in this section and cannot be voted at the meeting.

ACCENTURE 2018 PROXY STATEMENT	Questions and Answers	69

WHAT ARE THE DEADLINES TO SUBMIT MY VOTE?

The deadlines to submit your votes for the Annual Meeting are set forth below.

INTERNET Visit www.proxyvote.com Votes cast by Internet must be received by 11:59 pm EST on January 31, 2019.*	MAIL Mail your proxy card Votes cast by mail must be received by 11:59 pm EST on January 31, 2019.*

TELEPHONE Call 1 (800) 690–6903 Votes cast by phone must be received by 11:59 pm EST on January 31, 2019.*	QR CODE Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 pm EST on January 31, 2019.*

*

For current and former employees who are voting employee plan shares held by MSSB or UBS, your proxy must be received by 11:59 pm EST on January 29, 2019. Beneficial owners of shares held in street name should refer to information from your bank, broker or nominee on how to submit voting instructions.

CAN I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:

•	voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on January 31, 2019;

•	mailing a proxy card (or form of proxy set out in section 184 of the Companies Act 2014) that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EST on January 31, 2019;
•	attending the Annual Meeting in Dublin and submitting a new poll card during the meeting; or

•	sending a written notice of revocation to our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, which must be received before the commencement of the Annual Meeting.

If you are a current or former employee and your employee plan shares are held by MSSB or UBS, you may revoke your proxy and change your vote by voting at a later date by Internet, telephone or mail if you do so no later than 11:59 pm EST on January 29, 2019. You cannot revoke and change your proxy with respect to your employee plan shares after that date, and you cannot revoke and vote your plan shares in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.

WHAT DO I NEED TO BE ADMITTED TO THE ANNUAL MEETING?

At the entrance to the Annual Meeting in Dublin, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:

•	asking to review evidence of your share ownership as of December 3, 2018, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or
•	verifying your name and share ownership against our list of registered shareholders.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.

ACCENTURE 2018 PROXY STATEMENT	Questions and Answers	70

WHAT CONSTITUTES A QUORUM?

In order to establish a quorum at the Annual Meeting there must be at least 3 shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

HOW ARE VOTES COUNTED?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. Except as described below, an “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Broadridge Investor Communication Solutions, Inc. will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

WHAT IS A “BROKER NON-VOTE” AND HOW DOES IT AFFECT VOTING?

If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote”, which occurs for proposals considered “non-routine” under NYSE rules. Your broker will, however, still be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum and will be able to vote on “routine” proposals.

The “routine” proposals in this proxy statement are Proposals 3, 4, 5 and 6, for which your broker has discretionary voting authority under the NYSE rules to vote your shares, even if the broker does not receive voting instructions from you. Proposals 1 and 2 are considered “non-routine” such that, if you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions, a broker non-vote will occur and your shares will not be voted on these proposals.

WHAT IS THE VOTE REQUIRED TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THE PROXY STATEMENT?

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals		Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1.	Re-Appointment of Directors	Majority of Votes Cast	No	No effect	No effect
2.	Advisory Vote on Executive Compensation	Majority of Votes Cast	No	No effect	No effect
3.	Ratify the Appointment and Remuneration of Auditors	Majority of Votes Cast	Yes	N/A	No effect
4.	Grant Board Authority to Issue Shares	Majority of Votes Cast	Yes	N/A	No effect
5.	Grant Board Authority to Opt-Out of Pre-emption Rights	75% of Votes Cast	Yes	N/A	No effect
6.	Determination of Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	Yes	N/A	No effect

There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled

ACCENTURE 2018 PROXY STATEMENT	Questions and Answers	71

by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s Articles of Association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and other selected Accenture employees telephonically, electronically or by other means of communication, and by Georgeson LLC, whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Georgeson LLC will receive a fee of $25,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

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ADDITIONAL INFORMATION

AVAILABILITY OF MATERIALS

Important Notice Regarding the Availability of Materials for the 2019 Annual General Meeting of Shareholders to be Held on February 1, 2019: The proxy statement, our Annual Report for the fiscal year ended August 31, 2018 and our Irish financial statements are available free of charge at www.proxyvote.com.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to 2 or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, reduces the volume of duplicate information received at households and helps to reduce costs. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA; telephone number, +1 (703) 948-5150 in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or e-mail, investor.relations@accenture.com.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2020 is expected to be held in February 2020. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 14, 2019. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.

Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the first anniversary of the date of the proxy statement for our prior year’s annual general meeting (“traditional advance notice”). In addition, shareholders have the right, subject to certain terms and conditions, to have their nominee included in our proxy materials for the applicable Annual Meeting (“proxy access”). Subject to our Articles of Association, any notice of an intention to nominate a person for appointment as a director pursuant to traditional advance notice or proxy access must be received by our Corporate Secretary on or after July 10, 2019 but no later than August 9, 2019. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on October 28, 2019, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within 2 months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of 3 months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

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ABOUT ACCENTURE

Accenture is one of the world’s leading professional services companies, with approximately 459,000 people serving clients in a broad range of industries, with offices and operations in more than 200 cities in 52 countries and revenues before reimbursements of $39.6 billion in fiscal 2018. Our five operating groups, organized by industry, bring together expertise from across the organization in strategy, consulting, digital, technology including application services, and operations to deliver end-to-end services and solutions to our clients. One of our key goals is to have the best talent, with highly specialized skills, at the right levels in the right locations, to enhance our differentiation and competitiveness.

Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 (703) 948-5150 and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA. We do not intend for information contained on our website to be part of this proxy statement.

In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC. Copies of materials we file with the SEC may be reviewed on and printed from the SEC website.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

In this proxy statement, Accenture discloses the following non-GAAP financial measures:

•	Net Revenues. Percentage changes in revenues before reimbursements (“net revenues”) on a local currency basis. Financial results in local currency are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its net revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its net revenues before reimbursements.

•	Earnings Per Share. Earnings per share for fiscal 2018, excluding the impact of tax law changes; and

earnings per share and operating margin for fiscal 2017 and fiscal 2015, excluding pension settlement charges. Accenture’s management believes that information regarding the effects of the tax law changes and the pension settlement charge facilitates understanding as to both the impact of these items and the company’s operating performance.

•	Free Cash Flow. Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding the Company’s liquidity.

While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

ACCENTURE 2018 PROXY STATEMENT	Additional Information	74

Reconciliation of Non-GAAP Measures to GAAP Measures

	Year Ended August 31, 2018
	As Reported (GAAP)	Tax Law Changes(1)	Adjusted (Non-GAAP)
Income before income taxes	$5,808,093	$ 0	$5,808,093
Provision for income taxes	1,593,499	(258,498)	1,335,001
Net income	$4,214,594	$258,498	$4,473,092
Effective tax rate	27.4%		23.0%
Diluted earnings per share	$6.34	$ 0.40	$6.74
(1)	Represents tax expense associated with tax law changes.

	Year Ended August 31, 2017
	As Reported (GAAP)	Pension Settlement Charge(1)	Adjusted (Non-GAAP)
Operating Income	$4,632,609	$509,793	$5,142,402
Operating Margin	13.3%		14.8%
Income before income taxes	$4,616,032	$509,793	$5,125,825
Provision for income taxes	981,100	198,219	1,179,319
Net income	$3,634,932	$311,574	$3,946,506
Effective tax rate	21.3%		23.0%
Diluted earnings per share	$5.44	$ 0.47	$5.91
(1)	Represents pension settlement charge related to the termination of our U.S. pension plan.

	Year Ended August 31, 2015
	As Reported (GAAP)	Pension Settlement Charge(1)	Adjusted (Non-GAAP)
Operating Income	$4,435,869	$64,382	$4,500,251
Operating Margin	14.3%		14.5%
Income before income taxes	$4,410,530	$64,382	$4,474,912
Provision for income taxes	1,136,741	25,238	1,161,979
Net income	$3,273,789	$39,144	$3,312,933
Effective tax rate	25.8%		26.0%
Diluted earnings per share	$4.76	$ 0.06	$4.82
(1)	Represents non-cash pension settlement charge related to the Company’s U.S. pension plan.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “expects,” “intends,” “believes,” “estimates,” “positioned,” “continues,” “maintain,” “remain,” “recurring” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them.

December 7, 2018

◥

OUR CORE VALUES	Our enduring core values shape the culture and define the character of Accenture. They serve as a foundation in how we act and make decisions.

CLIENT VALUE CREATION

Enabling clients to become high-performance
businesses and creating long-term relationships by
being responsive and relevant and by consistently
delivering value.

ONE GLOBAL NETWORK

Leveraging the power of global insight, relationships,
collaboration and learning to deliver exceptional service
to clients wherever they do business.

RESPECT FOR THE INDIVIDUAL

Valuing diversity and unique contributions, fostering a
trusting, open and inclusive environment and treating
each person in a manner that reflects Accenture’s values.

BEST PEOPLE

Attracting, developing and retaining the best talent for
our business, challenging our people, demonstrating a
“can-do” attitude and fostering a collaborative and
mutually supportive environment.

INTEGRITY

Being ethically unyielding and honest and inspiring trust
by saying what we mean, matching our behaviors to our
words and taking responsibility for our actions.

STEWARDSHIP

Fulfilling our obligation of building a better, stronger and more durable company for future generations, protecting
the Accenture brand, meeting our commitment to
stakeholders, acting with an owner mentality, developing
our people and helping improve communities and the
global environment.

C/O CORPORATE SECRETARY

161 N. CLARK STREET

CHICAGO, ILLINOIS 60601

3 WAYS TO VOTE
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903 (TOLL FREE)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on January 31, 2019.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on January 31, 2019.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, so that it is received by 11:59 pm EST on January 31, 2019.*

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*  If you are an Accenture employee or former employee submitting voting instructions for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC or UBS Financial Services, Inc., your vote by telephone, by Internet or by mail must be received by 11:59 pm EST on January 29, 2019.

SHAREHOLDER MEETING REGISTRATION:
To register to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E53490-P15456-Z73594 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  Accenture plc (“Accenture”)

The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal No. 1 and “FOR” each of the other proposals.

1.	Re-appointment of the following nominees to the Board of Directors:

	Nominees:	For	Against	Abstain

	1a. Jaime Ardila	☐	☐	☐

	1b. Herbert Hainer	☐	☐	☐

	1c. Marjorie Magner	☐	☐	☐

	1d. Nancy McKinstry	☐	☐	☐

	1e. Pierre Nanterme	☐	☐	☐

	1f. Gilles C. Pélisson	☐	☐	☐

	1g. Paula A. Price	☐	☐	☐

	1h. Venkata (Murthy) Renduchintala	☐	☐	☐

	1i. Arun Sarin	☐	☐	☐

	1j. Frank K. Tang	☐	☐	☐

	1k. Tracey T. Travis	☐	☐	☐

		For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐

3.	To ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG’s remuneration.	☐	☐	☐

4.	To grant the Board of Directors the authority to issue shares under Irish law.	☐	☐	☐

5.	To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law.	☐	☐	☐

6.	To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice for Accenture plc Shareholders

2019 Annual General Meeting of Shareholders

Friday, February 1, 2019

12:00 pm local time

The Dock

7 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on February 1, 2019:

The 2018 Proxy Statement, Notice of Annual Meeting and Annual Report for the fiscal year ended

August 31, 2018 (the “Proxy Materials”) and our 2018 Irish financial statements are available at www.proxyvote.com.

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E53491-P15456-Z73594

Proxy Solicited on behalf of the Board of Directors of Accenture plc (“Accenture”)

for the 2019 Annual General Meeting of Shareholders on

Friday, February 1, 2019 (the “Annual Meeting”)

The undersigned hereby appoints Pierre Nanterme, David P. Rowland and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 3, 2018, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. If you wish to appoint as a proxy any person other than those specified on this proxy card, then you must contact our Corporate Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions.

For Accenture employees and former employees that own shares through the employee plans managed by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”): This proxy card includes shares received through the plans described above and held on December 3, 2018 by MSSB and UBS, as applicable. This card provides instructions to UBS and MSSB for voting plan shares. If voting instructions are not received on time by MSSB, MSSB will not vote the shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote the shares on non-routine proposals (Proposals No. 1 and 2). UBS will, however, vote the shares on routine proposals (Proposals No. 3, 4, 5 and 6) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side